Exhibit 10.11
PURCHASE AGREEMENT

Maui Mall, 70 E. Kaahumanu Avenue, in Kahului, Maui, Hawaii
SELLER:
W-ADP MAUI VII, L.L.C.,
a Delaware limited liability company
BUYER:
LIPT EAST KAAHUMANU AVENUE, LLC,
a Delaware limited liability company
December 22, 2015

PURCHASE AGREEMENT
Maui Mall, 70 E. Kaahumanu Avenue, in Kahului, Maui, Hawaii
THIS PURCHASE AGREEMENT (this “Agreement”) is made as of December 22, 2015 (the “Effective Date”), by and between W-ADP MAUI VII, L.L.C., a Delaware limited liability company (“Seller”), and LIPT EAST KAAHUMANU AVENUE, LLC, a Delaware limited liability company (“Buyer”).
R E C I T A L S
Buyer desires to purchase, and Seller desires to sell, the “Property” (as defined below), on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the respective promises contained in this Agreement, Buyer and Seller agree as follows:
A G R E E M E N T S
1.    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the following (collectively, the “Property”): (A) the land (the “Land”) located at 70 E. Kaahumanu Avenue, in Kahului, County of Maui, State of Hawaii, as more particularly described in Exhibit A; (B) all improvements, structures and fixtures located upon the Land (the “Improvements”) together with all rights, privileges, and easements appurtenant to the Land, as well as development rights, air rights, water, water rights (and water stock, if any) relating to the Land and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and Improvements; (C) all tangible personal property (the “Personal Property”) owned by Seller and located on and used solely in connection with the management, operation or repair of the Improvements, other than that owned by tenants, the property manager and any other third parties; (D) the interest of the landlord in and to all leases of space and other rights of occupancy or use of all or any portion of the Land and Improvements, described on Exhibit L, together with all guaranties of such agreements and all security deposits pertaining thereto, together with any leases executed after the Effective Date pursuant to the terms of Section 8E(3) hereof (the “Tenant Leases”); and (E) (i) all Assumed Contracts, (ii) the Roof Warranties (as defined in Section 8(E)(6) hereof) and all permits, licenses, warranties, and guaranties, if any, held by Seller or used in connection with all or any portion of the Improvements or the Personal Property, and surveys, architectural and structural drawings, tenant improvement plans, engineering, soils, seismic, environmental, geological and architectural studies and test relating to the Land and Improvements, together with studies, plans, designs and any applicable permits for any additional Improvements anticipated to be commenced after the Effective Date, all such items under subsection (ii) to be transferred by Seller without representation, warranty (express or implied) or recourse of any kind, (iii) any trade name(s) (including, without limitation, the name “Maui Mall”), intellectual property and software programs, in each case, related solely to the Improvements, and (iv) all lock combinations, keys, operating manuals and technical data relating to the Land, Improvements and

Personal Property (the foregoing items together with the Contracts being the “Intangible Property”).

2.Purchase Price. The purchase price for the Property shall be Ninety-Six Million and No/100 United States Dollars ($96,000,000.00) (the “Purchase Price”).
3.Payment of Purchase Price. The Purchase Price shall be paid to Seller by Buyer as follows:
A.    Deposit.
(1)Initial Deposit. Within one (1) business day following the Effective Date, Buyer shall deliver to First American Title Insurance Company, 30 North La Salle Street, Suite 2700, Chicago, Illinois 60602 (the “Title Company”), Attention: Gregory J. Chaparro (“Escrow Agent”) (pursuant to wiring instructions provided to Buyer) a wire transfer of immediately available federal funds, in the amount of Four Million and No/100 United States Dollars ($4,000,000.00) as an earnest money deposit (which amount, together with the interest earned on such amount, is referred to in this Agreement as the “Deposit”). Failure of Buyer to timely deposit the Deposit with Escrow Agent as provided in this Section 3A(1) shall be deemed to be a disapproval of this Agreement by Buyer, in which case this Agreement shall automatically terminate, it being expressly agreed by Seller and Buyer that time is of the essence with respect to Buyer’s obligation to deliver the Initial Deposit. The Deposit shall be invested by Title Company as instructed by Buyer and Seller in the “Escrow Agreement” (as defined below) which shall be executed by Buyer and Seller and delivered to Title Company (along with an executed copy of this Agreement) on the Effective Date. The Deposit shall be non-refundable to Buyer (except as otherwise specifically provided in this Agreement) and held by the Title Company in accordance with the terms of Section 3C below and the terms of a separate escrow agreement in the form of Exhibit C attached hereto and dated as of the date hereof by and among Buyer, Seller and the Title Company (the “Escrow Agreement”)
(2)Independent Consideration. The sum of One Hundred and No/100 United States Dollars ($100.00) (the “Independent Consideration”) out of the Initial Deposit is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date hereof, and is not refundable to Buyer under any circumstances. Accordingly, if this Agreement is terminated for any reason by either party, the Independent Consideration shall be paid by the Title Company to Seller.
B.    Closing Payment. The balance of the Purchase Price, as adjusted by the Deposit, and by the adjustments, prorations, credits and allocations of income and expenses provided for in this Agreement, shall be delivered by Buyer to Title Company (to be disbursed by Title Company in accordance with Section 6 hereof) by wire transfer of immediately available funds by the date and time required by Section 6. Such balance of the Purchase Price, as so adjusted, is herein called the “Closing Payment.” As used herein the “Closing Date” shall mean [Tuesday, December 22, 2015].

C.    REMEDIES; DAMAGES.
(1)    BUYER AND SELLER RECOGNIZE THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET DURING THE TERM OF THIS AGREEMENT AND THAT IF THE TRANSACTION IS NOT CONSUMMATED BECAUSE OF BUYER’S DEFAULT, SELLER SHOULD BE COMPENSATED FOR SUCH DETRIMENT. IT IS EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF THE DETRIMENT AND, TO AVOID THIS PROBLEM, BUYER AND SELLER AGREE THAT IF THIS TRANSACTION IS NOT CONSUMMATED BECAUSE OF BUYER'S DEFAULT, SELLER SHALL BE ENTITLED TO RECOVER FROM BUYER AS LIQUIDATED DAMAGES THE AMOUNT OF THE DEPOSIT, AND UPON WRITTEN NOTICE FROM SELLER TO TITLE COMPANY, THIS AGREEMENT SHALL BE TERMINATED AND THE DEPOSIT SHALL BE IMMEDIATELY AND AUTOMATICALLY DELIVERED TO SELLER BY TITLE COMPANY WITHOUT THE NECESSITY OF ANY FURTHER INSTRUCTIONS BY BUYER, PROVIDED, HOWEVER, THAT THE FOREGOING PROVISION SHALL NOT LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEYS' FEES PURSUANT TO SECTION 11F OF THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, NOR WAIVE OR AFFECT BUYER'S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, NOR WAIVE OR AFFECT SELLER'S RIGHTS UNDER SUCH INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, NOR WAIVE OR AFFECT BUYER'S OBLIGATIONS TO RETURN OR PROVIDE TO SELLER DOCUMENTS, REPORTS OR OTHER INFORMATION PROVIDED TO OR PREPARED BY OR FOR BUYER PURSUANT TO APPLICABLE PROVISIONS OF THIS AGREEMENT, ALL OF WHICH OBLIGATIONS, INDEMNITIES AND RIGHTS SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT. THIS AMOUNT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' BEST ESTIMATE OF SELLER'S DAMAGES. THE PARTIES AGREE THAT THE SUM STATED ABOVE AS LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER DAMAGES TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED BY VIRTUE OF THIS AGREEMENT OR BY OPERATION OF LAW. UPON PAYMENT OR RELEASE OF SUCH AMOUNT, BUYER SHALL BE RELEASED OF ANY OTHER LIABILITY TO SELLER HEREUNDER, EXCEPT AS TO THOSE OBLIGATIONS, AGREEMENTS, AND INDEMNITIES WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT, AS PROVIDED IN THIS SECTION OR ELSEWHERE IN THIS AGREEMENT. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAW, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

Seller's Initials	Buyer's Initials

(2)     IF THE CLOSING DOES NOT OCCUR SOLELY FOR ANY REASON OTHER THAN BUYER'S OR SELLER'S DEFAULT UNDER THIS AGREEMENT, THEN

THIS AGREEMENT SHALL TERMINATE AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS TO EACH OTHER HEREUNDER, EXCEPT FOR (a) THE RIGHT OF BUYER TO THE RETURN OF THE DEPOSIT AND (b) THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT.
(3)IF THE CLOSING FAILS TO OCCUR SOLELY BECAUSE OF
SELLER'S DEFAULT, WHICH SELLER SHALL FAIL TO CURE PURSUANT TO, AND IF PERMITTED BY, SECTION 110 (AND THE CLOSING DATE SHALL BE EXTENDED TO ACCOMMODATE SUCH CURE PERIOD), THEN BUYER MAY ELECT AS ITS SOLE AND EXCLUSIVE REMEDY EITHER TO (A) BRING AN ACTION FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT (BUT SPECIFICALLY EXCLUDING ACTUAL, CONSEQUENTIAL AND ANY OTHER DAMAGES), OR (B) TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO SELLER AND TITLE COMPANY, IN WHICH CASE NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS TO EACH OTHER HEREUNDER, EXCEPT FOR (I) THE RIGHT OF BUYER TO THE RETURN OF THE DEPOSIT AND PAYMENT BY SELLER OF ALL ACTUAL, SUBSTANTIATED OUT-OF-POCKET COSTS AND EXPENSES INCURRED BY BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN AN AGGREGATE AMOUNT NOT TO EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000), AND (II) THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT. ANY SUCH CLAIM FOR SPECIFIC PERFORMANCE MUST BE BROUGHT, IF AT ALL, WITHIN SIXTY (60) DAYS OF THE ALLEGED DEFAULT.
(4)IF THE CLOSING OCCURS IN ACCORDANCE WITH THE
TERMS OF THIS AGREEMENT, THE DEPOSIT SHALL BE APPLIED AS A CREDIT TOWARD THE PURCHASE PRICE. THIS SECTION 3C SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND NOTHING IN THIS SECTION 3C IS INTENDED TO LIMIT THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER SECTIONS SC, 11A, 11F AND 11H.

Seller's Initials	Buyer's Initials

4.Title.

A.Title Report. Seller has requested that the Title Company deliver to Buyer: (1) a title insurance commitment covering the Property; and (2) copies of the documents evidencing the exceptions to title stated therein (collectively, the "Title Report"). Buyer acknowledges that, prior to the Effective Date, Seller has delivered to Buyer a copy of the most recent survey of the Property in Seller's possession (the "Survey"), which Survey Seller will have updated and certified to Buyer and any other parties reasonably requested by Buyer prior to Closing (as may be updated by Seller prior to Closing, the "Updated Survey").
B.Title Review. Unless Buyer gives written notice ("Title Disapproval Notice") that it disapproves the exceptions to title shown on the Title Report or the matters disclosed by the Survey, stating the exceptions or matters so disapproved (each, a "Disapproved Title Matter"), not later than Friday, December 11, 2015, Buyer shall be conclusively deemed to have approved the Survey and the Title Report. Upon receipt by Seller of a Title Disapproval Notice given in a timely manner, Seller shall have two (2) business days after the receipt of such notice to notify Buyer (being a “Seller Response Notice”) as to each properly disapproved Disapproved Title Matter either that:

(i) Seller elects not to cause such Disapproved Title Matter to be removed as of the Closing Date (or otherwise take any action with respect thereto), or (ii) Seller intends to either: (a) use commercially reasonable efforts to cause such Disapproved Title Matter to be removed or released on the Closing Date; or (b) use commercially reasonable efforts to cause the Title Company to bond, insure or endorse over such Disapproved Title Matter; provided, however, Seller shall have no liability if for any reason, after electing either choice under (ii) above, any such Disapproved Title Matter is not removed, released, bonded, insured or endorsed over as aforesaid as of the Closing Date. If Seller has provided a Seller Response Notice to Buyer stating that Seller will not remove, release or otherwise correct any such Disapproved Title Matter or if Seller has not provided a Seller Response Notice to Buyer (which shall be deemed an election by Seller not to take any action with respect to any such item), then Buyer may elect in writing not later than Wednesday, December 16, 2015 (such period of time expiring on such date, the “Title Review Period”), to either to waive Buyer's objection to any such Disapproved Title Matter or to terminate this Agreement (and Buyer's delivery of Buyer's Approval Notice shall be deemed a waiver of Buyer's objection to any such Disapproved Title Matter). If Buyer shall fail to make such election, then Buyer shall be deemed to have waived its objection to any such Disapproved Title Matter. In the event Buyer shall elect in writing to terminate this Agreement pursuant to this Section 4B prior to the expiration of the Title Review Period, the Deposit (minus the Independent Consideration) shall be promptly delivered by the Title Company to Buyer, and the parties shall have no further obligations or liabilities hereunder (except for any obligations or liabilities that expressly survive termination of this Agreement). If Seller has provided a Seller Response Notice to Buyer stating that Seller has elected either choice under (ii) above, and any such Disapproved Title Matter is not removed, released, bonded, insured or endorsed over as aforesaid as of the Closing Date, Buyer shall have the right to (A) terminate this Agreement in which event the Deposit (minus the Independent Consideration) shall be promptly delivered by the Title Company to Buyer, and the parties shall have no further obligations or liabilities hereunder (except for any obligations or liabilities that expressly survive termination of this Agreement), or (B) waive the foregoing right of termination and all other rights and remedies on account of any such Disapproved Title Matter and to close the transaction contemplated by this Agreement, without any reduction or abatement of the Purchase Price. If Buyer shall fail to make such election, then Buyer shall be deemed to have made the election set forth in subclause (B) above. Notwithstanding anything to the contrary contained herein, Seller shall be obligated to remove at Seller’s expense at or before Closing the following (the “Required Cure Items”) (i) any mortgages or deeds of trust to secure any debt or financing obtained by Seller prior to Closing; (ii) any mechanics or materialman’s liens for work done by Seller prior to Closing; and (iii) any other monetary liens voluntarily created by Seller against the Land or Improvements accruing prior to Closing. All exceptions in the Title Report and matters on the Survey that are approved or deemed approved by Buyer pursuant to this Section 4B are hereinafter collectively referred to as “Permitted Exceptions.” Buyer shall be obligated to accept the Owner's Policy, subject only to (1) the Permitted Exceptions, (2) the “New Matters” (as defined and approved, or deemed approved, pursuant to Section 4C below), and (3) real estate taxes and assessments not yet due and payable (the foregoing being the “Permitted Encumbrances”).
C.    New Matters. If an additional exception to title affecting the Property is first disclosed to Buyer after the Effective Date, or is not reflected in the Title Report, or if the Updated

Survey reveals an additional matter that is not reflected in the Survey (such additional exception or additional matter being a “New Matter”), Buyer shall be deemed to have approved any such New Matter within five (5) business days of Buyer's receipt of written notice of such New Matter unless Buyer delivers to Seller within such time written notice of its objection thereto (and the Closing Date shall be extended to accommodate such notice period). Notwithstanding the foregoing, any New Matter that is the result of the activities of Buyer shall be deemed approved by Buyer and Buyer shall have no right to object to such New Matter. Seller may elect, within five (5) days from the date of receipt of notice of objection from Buyer with respect to the New Matter, to use commercially reasonable efforts to remove or release or cause the Title Company to bond, insure or endorse over such New Matter (and the Closing Date shall be extended by up to ten (10) business days to allow Seller to attempt to so remove, release, bond, insure or endorse over such New Matter). In the event that (1) within such five (5) day period Seller does not elect to remove or release or cause the Title Company to bond, insure or endorse over such New Matter, or (2) elects but fails to remove or release or cause the Title Company to bond, insure or endorse over such New Matter as of the Closing Date, then Buyer, as its sole and exclusive remedy hereunder for such failure, shall elect in writing either (a) to terminate this Agreement by written notice to Seller, in which case the Deposit (minus the Independent Consideration) shall be returned to Buyer, this Agreement shall be null and void and of no further force or effect and the parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement), or (b) to waive the foregoing right of termination and all other rights and remedies on account of such New Matter and to close the transaction contemplated by this Agreement, without any reduction or abatement of the Purchase Price. If Buyer shall fail to make such election, then Buyer shall be deemed to have made the election set forth in subclause (b) above.
D.Deed Exceptions. Notwithstanding the foregoing, Seller shall convey the Property to Buyer through the form of limited warranty deed attached hereto as Exhibit D (the “Deed”), which will convey the Property to Buyer subject to the Permitted Encumbrances, as well as (i) any matters disclosed by the public records of Maui County, Hawaii, (ii) any other matters, including, but not limited to, road, highway, pipeline, railroad and utility easements, conditions and encroachments, which would be disclosed by an inspection and/or survey of the Property, (iii) unrecorded leases and (iv) all building, signage and zoning ordinances, laws, regulations and restrictions by municipal and other governmental authorities (together with the Permitted Encumbrances, the “Deed Exceptions”). After Closing, except as otherwise set forth in this Agreement, Seller shall have no liability to Buyer, and Buyer and its successors and assigns shall make no claim against Seller, for the Deed Exceptions. The provisions of this Section 4D shall survive the Closing.
E.Owner's Policy. It shall be a condition to Closing that the Title Company shall be irrevocably and unconditionally committed to issue to Buyer effective as of the date and time the Deed is recorded an ALTA Owner’s Policy of Title Insurance, subject only to the Permitted Encumbrances, insuring Buyer’s fee simple title to the Property, in the full amount of the Purchase Price (the “Owner’s Policy”).

F.Endorsements to Owner's Policy. It is understood that Buyer may request a number of endorsements to or extended coverage for its Owner’s Policy. Buyer shall satisfy itself during the Title Review Period that the Title Company will be willing to issue such endorsements or extended coverage in connection with the Owner’s Policy at Closing, and, accordingly, in no event shall the issuance of such endorsements or extended coverage constitute a condition to Buyer’s obligations under this Agreement. In no event shall Seller be obligated to provide any indemnity or other document in order to issue the same other than the certificate in the form of Exhibit E (the “Seller’s Title Certificate”).
5.    Due Diligence
A.Access to Property and Property Documents. Subject to the terms of the Tenant Leases, Seller shall provide Buyer with reasonable access to the Property during regular business hours upon reasonably advance written notice to Seller. Subject to the provisions of this Section 5A, Seller has heretofore provided or on the Effective Date shall provide Buyer with copies of or access to that portion of the information and documentation relating to the Property to the extent identified as received on Schedule 1 attached hereto (the “Property Documents”) to the extent in Seller’s possession. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to deliver to Buyer any property condition reports or any confidential or proprietary materials, including, without limitation, the following: (1) information contained in Seller’s credit reports, credit authorizations, credit or financial analyses or projections, steering committee sheets, account summaries or other internal documents relating to the Property, including any valuation documents and the book value of the Property; (2) material which is subject to attorney client privilege or which is attorney work product or may not be disclosed pursuant to any order or agreement in any arbitration, litigation or other proceeding; (3) appraisal reports or letters; (4) financials or tax returns of Seller or any affiliate of Seller; or (5) material which Seller is legally required not to disclose.
B.Intentionally deleted.

C.Conduct of Due Diligence. Buyer hereby joins in the execution as “Reviewer” of that certain Access Agreement between Seller and LaSalle Investment Management, Inc., a Maryland corporation, dated as of November 2, 2015 (the “Access Agreement”). Buyer shall at all times conduct such due diligence in compliance with, and subject to, applicable laws and the terms of the Tenant Leases, and pursuant to and in accordance with the Access Agreement, and in a manner so as not to cause liability, damage, loss, cost or expense to Seller, any lender of Seller, the Property, or any tenants, subtenants, licensees, concessionaires or other persons using or occupying the Property or any part thereof, and so as not to materially interfere with the operation or use of the Property and so as not to materially interfere with or disturb the operations or occupancy of tenants and subtenants at the Property, and Buyer shall indemnify, defend and hold Seller, the “Seller Parties” (as hereinafter defined) and the Property harmless from and against any such liability, damage, cost or expense (the foregoing obligation surviving any termination of this Agreement or the Closing, as applicable). Subject to the terms of the Tenant Leases and the Access Agreement, Buyer shall conduct its investigations, reviews and examinations of the Property at agreed upon times during normal business hours on business days and upon receipt of reasonably advance written notice to Seller. Buyer’s right to enter hereunder shall terminate upon the termination of this Agreement. Without limitation on the foregoing, in no event shall Buyer, in each case, without Seller’s express written consent in its sole and absolute discretion, (a) allow, conduct or make any intrusive physical testing, inspection or investigation (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like); (b) disclose the results of any physical testing or investigation (environmental, structural or otherwise) at the Property; (c) contact any tenant or subtenant of the Property, unless such tenant interview is conducted pursuant to a pre scheduled appointment to be made by Seller at a time mutually and reasonably agreed between Seller and Buyer; or (d) contact any governmental or quasi-governmental authority having jurisdiction over the Property (other than contact necessary to obtain a zoning compliance letter). Seller shall have the right, at its option, to cause a representative of Seller to be present at all interviews, inspections, reviews and examinations conducted hereunder, and Buyer shall cooperate in good faith with Seller to schedule permitted interviews and inspections at a mutually agreeable time to Buyer and Seller. In the event of any termination of this Agreement, Buyer shall, within one (1) business day of such termination (i) return all documents and other materials furnished by Seller or Seller’s representatives, agents, attorneys or brokers relating to the Property and (ii) deliver to Seller true, accurate and complete copies of any written reports prepared for or on behalf of Buyer by any third party in connection with Buyer’s due diligence activities, without representation or warranty of any kind. Buyer shall keep all information and data received or discovered in connection with any of the interviews, inspections, reviews or examinations strictly confidential in accordance with the “Confidentiality Agreement” (as defined in the Access Agreement) and Section 11H. The provisions of this Section 5C shall survive the Closing or any earlier termination of this Agreement.
(1)    Buyer’s Insurance. Pursuant to and in accordance with the Access Agreement, Buyer shall provide Seller with evidence of the Commercial General Liability insurance policy and Worker’s Compensation and Employer’s Liability insurance policies which shall be maintained by Buyer and “Buyer’s Representatives” (as defined below) in connection with its investigations upon the Property prior to the date of entry upon the Property, with the limits, coverage and insurer under such policies being satisfactory to Seller in its sole discretion. Without limitation on the foregoing, Buyer shall maintain, and shall ensure that those of its agents, advisors, and consultants (collectively, “Buyer’s Representatives”) maintain, (i) Commercial General Liability insurance, in an amount not less than $2,000,000 per occurrence and $3,000,000 general aggregate combined limits for claims arising out of any injuries, deaths or property damage (including loss of use) sustained as a result of any one accident or occurrence basis, provided that such liability insurance limits may be a combination of primary and umbrella excess liability policies and (ii) Worker’s Compensation and Employer’s Liability insurance covering all personnel entering the Property, and such Employer’s Liability insurance shall be in an amount not less than $1,000,000 for each accident, disease per employee and disease policy limit. Such limits may be achieved through the usage of a combination of Umbrella Liability that extends over the Commercial General Liability and Employer’s Liability insurance. All required policies should be issued or authorized (non-admitted) in the State insurance company with an A.M. Best Rating of A- VIII, insuring Buyer and Buyer’s Representatives against any liability claims arising out of any entry or inspections of the Property pursuant to the provisions hereof. Any representative of Buyer which conducts environmental inspections of the Property shall also provide evidence of environmental liability insurance of not less than $1,000,000. The liability policy maintained by Buyer (and Buyer’s Representatives) shall (i) include the contractual liability per standard ISO form covering Seller, (ii) name Seller (and its successors and assigns), its partners, members and agents (including any property manager and lender of Seller) as additional insureds, (iii) contain a cross-liability provision, (iv) be primary and noncontributing with any other insurance available to Seller, and (v) be in form and substance adequate to insure against all bodily injury and property damage liability claims of Buyers and Buyer’s Representatives arising out of any entry or inspections of the Property pursuant to this Agreement. In addition, Buyer and Buyer’s Representatives waive any claims against Seller and Seller’s direct and indirect, current and future, partners, members, officers, directors, shareholders, fiduciaries, attorneys, employees, licensees, contractors, agents, counsel, brokers, invitees, tenants, independent contractors, lenders and property managers (individually, each a “Seller Party” and collectively, “Seller Parties”) for any injury to persons or damage to property to the extent arising out of any inspections or physical testing of the Property, including any damage to the tools and equipment of Buyer and Buyer’s Representatives, all of which shall be brought on the Property at the sole risk and responsibility of Buyer and Buyer’s Representatives. Upon the completion of any inspection or test, Buyer shall promptly restore the Property to its condition prior to such inspection or test. Buyer shall keep the Property free and clear of any liens and shall remove or bond over any such liens within ten (10) days after Buyer becomes aware of same, and Buyer shall save, indemnify, protect, defend, and hold harmless Seller and the Seller Parties from and against any and all obligations, losses, injuries, damages, claims, liens or encumbrances, costs, expenses, demands, liabilities, penalties and investigation costs, including reasonable attorneys’ fees and costs whether or not legal proceedings are instituted or asserted against Seller, any of the foregoing parties or the Property, incurred in connection with or arising out of or in any way connected with (a) any entry on the Property by Buyer or any of Buyer’s Representatives, or (b) its investigations, reviews and examinations of the Property (whether such investigations, reviews and examinations occurred before or after the Effective Date); provided, however the foregoing indemnity shall not apply to any claims resulting merely from the existence of a pre-existing condition of or on the Property discovered by Buyer in the course of such entry. The indemnity obligations set forth in this Section 5C(1) shall survive the Closing or the earlier termination of this Agreement.
(2)    Contracts. Buyer has elected to assume all Contracts (collectively, “Assumed Contracts”). On the Closing Date, the Assumed Contracts, to the extent assignable without the need of consents (and to the extent that consents have been obtained as of the Closing Date), shall be assigned by Seller and assumed by Buyer pursuant to the “Bill of Sale, Assignment and Assumption” (as defined in Section 6A(1)), with Buyer being responsible for the payment of any fee or other charge imposed by any party to any such Assumed Contract in connection with such transfer.
D.    Intentionally deleted.
6.    Closing. The sale and purchase herein provided shall be consummated (the “Closing”) through escrow with all deliveries required hereunder being made to the Title Company at least one (1) business day prior to the Closing Date; provided, however, that Buyer shall not be required to deliver the Purchase Price until 1:00 p.m. Central Time on the Closing Date. Buyer acknowledges and agrees that the Closing Date is of extreme importance to Seller and that time is of the essence with respect to Buyer’s obligation to close this transaction on the Closing Date as the Purchase Price is needed by Seller on the Closing Date in order to satisfy certain obligations of Seller and its affiliates, and that Buyer's covenant to close the transaction contemplated by this Agreement on the Closing Date constitutes a material inducement to the entry by Seller into this Agreement. For the avoidance of doubt, Buyer acknowledges that if Seller adjourns the Closing Date pursuant to any right of adjournment granted hereunder, then time shall be of the essence with respect to Buyer’s obligation to close this transaction on such adjourned Closing Date.

A.Escrow. At least one (1) business day prior to the Closing Date, the parties shall deliver to the Title Company the following:

(1)By Seller. Seller shall deliver (a) a duly executed and acknowledged original Deed; (b) two (2) duly executed counterpart originals of the bill of sale, assignment and assumption covering the Personal Property, the Contracts (subject to the terms of Section 5C(2)), the Tenant Leases and Intangible Property, in the form of Exhibit F (the “Bill of Sale, Assignment and Assumption”); (c) four (4) duly executed originals of a certificate of Seller respecting the “non-foreign” status of Seller in the form of Exhibit G; (d) Hawaii Form N-289 (Certificate for Exemption from the Withholding of Tax on the Disposition of Hawaii Real Property); (e) one (1) duly executed original of an assignment of federal trademark in the form attached hereto as Exhibit S (the “Federal Trademark Assignment”) with respect to the name “Maui Mall”; (f) one (1) duly executed original of a Hawaii Form P-64A (the “Conveyance Tax Certificate”); (g) a duly executed and acknowledged Assignment and Assumption of Declaration of Restrictive Covenants Regarding Access Ways (Maui Mall) in the form attached hereto as Exhibit T (the “Assignment of Declarant’s Rights”); (h) one (1) duly executed counterpart original of a tenant notice letter of in the form of Exhibit H (the “Notice to Tenants”) (which Notice to Tenants Buyer shall, at Buyer’s sole cost and expense, mail or deliver by hand to the tenants under the Tenant Leases); (i) a duly executed counterpart original of a form of notice mutually acceptable to Seller and Buyer to vendors under the Contracts to be assumed by Buyer at Closing as provided in this Agreement (the “Vendor Notice Letter”); (j) Seller’s counterpart of the “Closing Statement” (as hereinafter defined), dated as of the Closing Date and duly executed by Seller, setting forth, among other things, all payments to and from the closing escrow in connection with the purchase and sale of the Property; (k) the Seller’s Title Certificate, if applicable; (l) two (2) originals of the certificate of Seller in the form of Exhibit I (the “Seller Closing Certificate”) updating the representations and warranties contained in Section 8A to the Closing Date and noting any changes thereto; (m) evidence reasonably satisfactory to the Title Company that all necessary authorizations of the transaction provided herein have been obtained by Seller, and such other documents and instruments as may be reasonably requested by the Title Company (including but not limited to good standing certificates) in order to consummate the transaction contemplated hereby, together with any other information or documentation reasonably required by the Title Company to insure Buyer against the Required Cure Items; (n) to the extent they are then in Seller’s possession, and have not theretofore been delivered to Buyer, originals (or copies, if originals are unavailable) of original counterparts of the Tenant Leases, all Assumed Contracts and originals (or copies if originals are unavailable) of all permits and licenses (which materials under this clause (n) may be either delivered to the Title Company or left at the management office at the Property or left with the property manager at the property manager’s off-site office) together with all keys, and all combinations to locks at the Property, and codes for security systems, if any; (o) any Requested SNDAs received by Seller and not previously delivered to Buyer; (p) the Tenant Estoppel Certificates, and any other tenant estoppel certificates, received by Seller and not previously delivered to Buyer; (q) copies of terminations of management and leasing agreements; and (r) three (3) originals of a Holdback Escrow Agreement in the form of Exhibit V (the “Holdback Escrow Agreement”).

(2)By Buyer. Buyer shall deliver (a) the Closing Payment by wire transfer of immediately available federal funds; (b) two (2) duly executed counterpart originals of the Bill of Sale, Assignment and Assumption; (c) one (1) duly executed counterpart original of the Notice to Tenants; (d) a duly executed counterpart of the Closing Statement; (e) two (2) counterpart originals of the certificate of Buyer in the form of Exhibit J (“Buyer Closing Certificate”) updating the representations and warranties contained in Section 8B to the Closing Date and noting any material changes thereto and confirming the release and other provisions contained in such Buyer Closing Certificate; (f) one (1) duly executed original of the Federal Trademark Assignment, (g) one (1) duly executed and acknowledged Assignment of Declarant’s Rights, (h) one (1) duly executed original Notice to Tenants, (i) one (1) duly executed counterpart original of the Conveyance Tax Certificate; (j) three (3) duly executed counterpart originals of the Holdback Escrow Agreement, and (k) evidence reasonably satisfactory to the Title Company that all necessary authorizations of the transaction provided herein have been obtained by Buyer, and such other documents and instruments as may be reasonably requested by the Title Company in order to consummate the transaction contemplated hereby and to issue the Owner’s Policy (provided that the same do not materially decrease Buyer's rights or materially increase Buyer's obligations hereunder).
B.Conditions to Closing; Delivery to Parties. The conditions to the closing of such escrow shall be the Title Company's receipt of funds and documents described in Section 6A above (the “Closing Documents”) and the items to be delivered by third parties all as described in the Escrow Agreement. Upon the satisfaction of the above conditions, then the Title Company shall deliver the Closing Documents in accordance with the Escrow Agreement and take all other actions authorized by the Escrow Agreement.
C.Closing Costs. Buyer shall pay (a) the cost of all endorsements to the Owner’s Policy, as well as the costs of any lender title policy and endorsements in connection with any financing obtained by Buyer; (b) one-half of all escrow and closing fees for the transactions contemplated under this Agreement; (c) all escrow and closing fees and any other costs and expenses in connection with any financing obtained by Buyer; (d) all recording fees and charges in connection with any new loan obtained by Buyer; and (e) all fees, costs or expenses in connection with Buyer’s due diligence reviews hereunder. Seller shall pay (a) the standard premium charged by the Title Company for the ALTA standard coverage portion of the Owner’s Policy; (b) all costs of updating the Survey, (c) all state conveyance fees, charges and taxes levied, assessed, imposed or charged in connection with the transfer of the Land or the Improvements and/or the recordation of the Deed; (d) the recording fees and charges for the release of any of Seller’s existing monetary liens; (e) the fees and charges for the recording of the Deed; (f) any franchise taxes, bulk sales taxes, and excises taxes, if any, due in connection with the sale of the Property, and (g) one-half of all escrow and closing fees for the transactions contemplated under this Agreement. Seller and Buyer shall each pay their respective (i) legal fees and expenses (subject to Section 11F of this Agreement), (ii) share of prorations (as provided below), and (iii) the cost of all of its performances under this Agreement. Each party shall indemnify, protect, defend and hold the other harmless from and against any Claim in any way arising from the non-payment of any of the items for which such first party is responsible pursuant to this Section 6C.
D.Prorations.
(1)    Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date:
(a)    Taxes and Assessments.

(i) All real estate taxes and assessments on the Property payable during the tax fiscal year in which the Closing occurs (such period of time commencing July 1, 2015 through June 30, 2016, the “Current Tax Year”) shall be initially prorated at Closing through the Closing Date based upon the latest available tax information for the Current Tax Year (with Seller and Buyer each being responsible for a pro rata share of such taxes and assessments based upon the number of days in the Current Tax Year occurring before the Closing Date, in the case of Seller, and on and after the Closing Date, in the case of Buyer). If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Buyer being allocated the obligation to pay any installments due on and after the Closing Date). Upon the Closing Date, Buyer shall be responsible for real estate taxes and assessments on the Property payable on and following the Closing Date, including, without limitation, any unpaid taxes for the Current Tax Year and any other taxes and assessments payable to the governmental authorities in arrears on and after the Closing Date and Seller shall remain liable and shall pay not later than ten (10) days after receipt of the applicable taxing authority’s bill therefor (whether from Buyer or directly from the applicable taxing authority) any increase in taxes or assessments on the Property attributable to its period of ownership resulting from Seller’s acquisition of the Property.
(ii)In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property pursuant to this Agreement (and not from Seller’s acquisition) or from any improvements made or leases entered into at any time or for any reason. With respect to all periods for which Seller has paid taxes and assessments, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same, and with respect to any period of time that overlaps with Buyer’s period of ownership and impacts Buyer’s liability for taxes and assessments for Buyer’s period of ownership, Buyer’s reasonable consent shall be required. Subject to any consent that may be required by Buyer in accordance with the terms hereof, Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings. All tax refunds and credits attributable to any period prior to the Closing Date which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller regardless of when received by Seller or Buyer, and Buyer shall promptly pay the same to Seller upon receipt thereof, provided, however, that any such refunds and credits that are the property of tenants under Tenant Leases shall, be paid to Buyer to for the credit of such tenants. Seller shall have no liability to such tenants or otherwise upon such payment to Buyer. Buyer agrees to reasonably cooperate with Seller in connection with the prosecution of any such proceedings and to take all reasonable steps, whether before or after the Closing Date, as may be necessary to carry out the intention of this subsection, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts reasonably necessary for the collection of such refund by Seller. All tax refunds and credits attributable to any period from and after the Closing Date shall belong to and be the property of Buyer.
(b)    Rents. All fixed and additional rentals under the Tenant Leases (including gross-up amounts for excise taxes), refundable security deposits (except as hereinafter provided) and other tenant charges shall be prorated between Buyer and Seller, Seller being charged and credited for all of the same allocable to the period up to the Closing Date and Buyer being charged and credited for all of the same allocable to the period from and after the Closing Date. Seller shall be entitled to retain all paid rent and other items allocable to the period prior to the Closing. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods from and after the Closing Date and all refundable cash security deposits listed on Exhibit K which are not applied or forfeited prior to the Closing Date pursuant to the Tenant Leases to Buyer on the Closing Date. Except for any Government Tenant (defined herein below), rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Buyer shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Buyer shall not be required to litigate or declare a default under any Tenant Lease). To the extent Buyer receives rents (or income in connection with other tenant charges) on or after the Closing Date, such payments shall be applied first toward the rent (or other tenant charge) owed to Buyer in connection with the Tenant Leases for which such payment are received, then for rent (or other tenant charges) for the month in which the Closing occurs, and then to any delinquent rents (or other tenant charges) owed to Seller, with Seller’s share thereof being promptly delivered to Seller; provided, however, that any year-end or similar reconciliation payment shall be allocated in accordance with the charges (and in the case of tenant reimbursements, the underlying expenses) in Seller’s and Buyer’s respective periods of ownership. Buyer may not waive any delinquent rents nor modify any Tenant Lease after the Closing Date so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts owing to Seller for which Seller did not receive a credit at Closing (but shall not be entitled to terminate such Tenant Lease or such tenant’s right to possession); provided however (x) in no event shall Seller have the right to pursue any remedy against Whole Foods or Long’s Drugs (CVS) (but Seller shall have the right to contact such tenants to demand payment of delinquent amounts); and (y) with respect to any tenants for whom Seller seeks amounts due it that Seller is allowed to pursue hereunder, Seller shall first provide written notice to Buyer that it intends to collect such amounts (a “Collection Notice”), in which event the Buyer shall have thirty (30) days after receipt of such Collection Notice to collect such amounts in the ordinary course of its business. In the event the amounts pursuant to a Collection Notice are not fully collected within thirty (30) days after Buyer’s receipt of such Collection Notice, Seller may pursue remedies for such sums due it from tenants, provided Seller shall not attempt to terminate any Lease or evict any Tenant. Buyer shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to litigate or declare a default under any Tenant Lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto. With respect to any government tenant under a Tenant Lease that customarily pays rent one (1) months in arrears (a “Government Tenant”), Buyer and Seller acknowledge and agree that amounts received after the Closing Date from such Government Tenant shall first be applied to rent (and other tenant charges) due for the month in which Closing occurs, then for any delinquent rents (or other tenant charges) owed to Seller in an total amount not to exceed one (1) month of rent, then to Buyer for all current rent (and other tenant charges) due Buyer.
(c)    Expense Contributions. Payments by the tenants under the
Tenant Leases for utility costs, real estate taxes and assessments, operating expenses, insurance costs and other escalation charges (excluding deposits) (collectively, “Expense Contributions”) shall be prorated as of the Closing Date by allocating each payment ratably based on the number of days in the period to which the same apply, and shall be paid upon receipt to Buyer and Seller, as allocable. Buyer and Seller hereby acknowledge and agree that Expense Contributions are billed to, and paid by, tenants on the basis of estimates of the expenses with respect to which Expense Contributions are payable. If the final reconciliation of utility costs, operating expenses, insurance costs and other escalation charges reveals a discrepancy from the Expense Contributions made by tenants, as between Buyer and Seller, such discrepancy shall, as promptly as possible after the end of the current calendar year of each of the Tenant Leases, be allocated ratably on a per diem basis based on the period (before, as to Seller, or from and after, as to Buyer, the Closing Date) to which it applies. If either party shall have collected more than its share of such rents and charges as allocated pursuant to this Section 6D(1)(c) and Section 6D(1)(b), such party shall pay over to the other the amount of such excess as promptly as possible after such sums have been ascertained and paid. Notwithstanding the foregoing, as soon as reasonably practicable after the Closing Date but in no event later than one-hundred twenty (120) days after the end of the calendar year in which the Closing Date occurs, Buyer shall deliver an accounting and substantiation reasonably acceptable to Seller covering all prorations under this Section 6D(1)(c), including any year-end or similar reconciliations of Expense Contributions. Seller shall provide to Buyer (or cause to be provided to Buyer) all accounting and supporting documentation for the period of its ownership within a reasonable period of time following Closing such that Buyer has all required information to undertake the year-end or similar reconciliations of Expense Contributions and Seller agrees to reasonably cooperate with Buyer in connection with preparation of the same.
(d)Percentage Rents. If any tenant of the Property is obligated to pay percentage rent based upon the calendar year or lease year in which the Closing Date occurs (the “Percentage Rent Year”), Buyer shall, within thirty (30) days after receipt of such payment with respect to the Percentage Rent Year, remit to Seller that portion which is equal to the number of days which elapsed between the commencement date of the Percentage Rent Year for each such tenant, and the Closing Date, and the total number of days in such Percentage Rent Year. If Seller has received payments of percentage rent based on any Percentage Rent Year in which the Closing Date occurs, in excess of Seller’s share as calculated as set forth above in this Section 6D(1)(d), it shall promptly pay such excess to Buyer. Notwithstanding any other provision hereof, the obligations of the parties under this Section 6D(1)(d) will survive until the date which is three (3) months after the last date on which any percentage rent was due and payable from any tenant of the Property with respect to the Percentage Rent Year.
(e)Operating Expenses; Utilities. All amounts payable under any Contracts (to the extent assumed by Buyer and subject to the terms of Section 5C(2) hereof); annual permits and/or inspection fees (calculated on the basis of the period covered); and, subject to Section 6D(3), any other expenses of the operation and maintenance of the Property shall be prorated between Buyer and Seller, Seller being charged and credited for all of the same allocable to the period up to the Closing Date and Buyer being charged and credited for all of the same allocable to the period from and after the Closing Date. Notwithstanding any provision to the contrary, except for the credits provided pursuant to this Agreement, there shall be no proration made between Seller and Buyer pursuant to this Section with respect to the Architect Agreements, the Traffic Study Contract, the A&E SMA Contract, the County of Maui Roof Repair Contract or the Refresh Work Phase I Contract, and Buyer shall assume the obligation to pay all amounts due thereunder relating to work performed before, on or after the Closing. On or prior to Closing, Seller shall deliver to Buyer and Escrow Agent evidence of payment of work performed prior to Closing (to the extent invoiced and paid) together with all lien waivers and release obtained in connection therewith. To the extent work has been performed prior to Closing but not yet paid, Seller shall use reasonable efforts to obtain an invoice for such work together with lien waivers and releases for such work, and Seller shall pay such invoice at Closing pursuant to the Closing settlement statement. To the extent work has been performed prior to Closing but not yet paid, and Seller does not receive an invoice prior to Closing, Seller shall provide Buyer a reasonable description of the scope of work performed and payment due, and Buyer shall make such payment pursuant to the terms of the applicable contract from and after Closing.
(f)    Buyer shall receive a credit at Closing from Seller for only those tenant improvement allowances and leasing commissions set forth on Schedule 2 attached hereto, unless, and to the extent, the same are paid by Seller on or prior to Closing (Buyer being obligated to pay any item for which Buyer receives a credit when due). Buyer shall be responsible for all of the capital expenses, tenant improvement allowances, leasing commissions and other leasing costs at the Property, including, without limitation, the following (the “Remaining TI/LC Obligations”): (x) those payable (or required to be performed) in connection with contingencies (including cancellations, extensions, expansions, options or renewals) occurring after the Effective Date with respect to any Tenant Lease, (y) those set forth on Schedule 2 and (z) in connection with new leases which are approved hereunder.
(g)    Whole Foods Landlord’s Work Buyer shall receive a credit
at Closing from Seller in the amount of $1,673,012 for the estimated costs of work required to be performed by the landlord pursuant to the Lease with Whole Foods (“Whole Foods Lease”). Additionally, Seller shall deposit in escrow with the Title Company the amount of $738,506 (“Whole Foods Work Escrow”), which amount shall be held in escrow pursuant to the Holdback Escrow Agreement. The Holdback Escrow Agreement shall provide, inter alia, that the Whole Foods Work Escrow shall be held by the Escrow Agent until Buyer’s receipt of a guaranteed maximum price contract for the Landlord’s Work (as defined in the Whole Foods Lease) in a form reasonably approved by Buyer (such agreement, the “Whole Foods GMP Contract”). The parties acknowledge and agree that the scope of Landlord’s Work shall be as set forth on the plans described on Exhibit U, subject to approval by Whole Foods pursuant to the Whole Foods Lease. Additionally, the parties acknowledge and agree that Buyer hereby grants Seller the right to direct, on behalf of Buyer as owner of the Property, the bidding and design process for, and the negotiation of, the Whole Foods GMP Contract, which right is subject to Seller complying with its obligations under this Section 6(D)(1)(g) and may be revoked by Buyer at any time in accordance with this Section. In reasonable consultation with Buyer and at all times keeping Buyer reasonably informed of and privy to all communication, documentation, bids and designs (and comments thereto by any party, including but not limited to Whole Foods and any contractor), Seller shall use good faith and diligent efforts to negotiate and advance the Whole Foods GMP Contract in a timely and reasonable manner and shall at all times be in compliance with the Whole Foods Lease. Seller acknowledges and agrees that the process for advancing the Whole Foods GMP Contract shall be (x) obtaining comments from Whole Foods regarding the plans and specifications for Landlord’s Work and incorporating such comments in a manner that is acceptable to Whole Foods; (y) obtaining a bid from Arita Paulson for the Landlord’s Work; and (z) negotiating the final form of Whole Foods GMP Contract which shall include, inter alia, contractual rights and enforcement remedies reasonably required by Buyer. Buyer shall not unreasonably withhold, condition or delay its approval of the Whole Foods GMP Contract so long as Seller has performed its obligations hereunder. Upon Buyer’s receipt of the Whole Foods GMP Contract, Buyer shall notify Seller and Escrow Agent regarding the final guaranteed maximum price amount set forth in the Whole Foods GMP Contract, and Escrow Agent shall release and disburse to Buyer an amount equal to the positive difference between (i) the guaranteed maximum price set forth in the Whole Foods GMP Contract; and (ii) $1,477,012, with the remaining balance of the Whole Foods Work Escrow being concurrently disbursed by Escrow Agent to Seller. If Seller has complied with its obligations under this Section and Buyer has not approved the Whole Foods GMP Contract by June 30, 2016 (“Outside Disbursement Date”), then the remaining balance of the Whole Foods Work Escrow shall be released to Seller. Notwithstanding anything to the contrary forgoing, if Buyer decides at any time to revoke Seller’s right to direct and negotiate the Whole Foods GMP Contract as granted in this Section, Buyer shall provide written notice thereof to Seller and Escrow Agent with direction to Escrow Agent to release the Whole Foods Work Escrow to Seller.
(h)    Whole Foods Rent Credit. Seller shall escrow at Closing the amount of $175,179 (“Whole Foods Rent Credit Escrow”) for one (1) year’s rent due under the Whole Foods Lease from and after the Expansion Premises Rent Commencement Date (as defined in the Whole Foods Lease), which amount shall be held in escrow pursuant to the Holdback Escrow Agreement. The Holdback Escrow Agreement shall provide, inter alia, that (i) if the SMA (special maintenance area) permit encompassing the Landlord’s Work (“SMA Permit”) is obtained on or prior to June 30, 2016 (“SMA Outside Approval Date”), the Whole Foods Rent Credit Escrow shall be released to Seller, and (ii) if the SMA Permit is obtained after the SMA Outside Approval Date and prior to June 30, 2017, then commencing July 31, 2016 and on the last day of each month thereafter until such time as the SMA Permit is obtained, the Escrow Agent shall release to Buyer an amount equal to $14,598.25 per month; and (iii) if the SMA Permit is not obtained by June 30, 2017, then Escrow Agent shall release the remaining Whole Foods Rent Credit Escrow (if any) to Buyer.
(j)    Re-Fresh Work Buyer shall receive a credit at Closing from

Seller in the amount of $1,453,484 for the projected costs associated with completing certain façade improvements at the Property. Buyer shall have no obligation to complete the façade improvements from and after Closing.
(j)County of Maui Roof Repair Work. Buyer shall receive a credit at Closing in the amount of $256,250 for the costs associated with completing certain roof repair work to the roof over the premises being leased to the County of Maui (“County of Maui Roof Repair Work”), and Buyer shall assume the obligation to pay for any such work that has been completed prior to Closing but that is not paid for as of the Closing. The scope of the County of Maui Roof Repair Work is as set forth in that certain stipulated sum Construction Agreement between Seller and Pat’s Quality Roofing, Inc. (“Roof Contractor”) dated as of December 10, 2015 (“County of Maui Roof Repair Contract”), which is being assigned by Seller to Buyer at Closing.
(k)Painting Work. Buyer shall receive a credit at Closing in the amount of $57,560 for the remaining costs associated with completing certain painting work to metal roofs and flashing of the Property (“Painting Work”), and Buyer shall assume the obligation to pay for any such work that has been completed prior to Closing but that is not paid for as of the Closing. The scope of the Painting Work is as set forth in that certain stipulated sum Construction Agreement between Seller and Jade Painting, Inc. (“Painting Contractor”) dated as of December 24, 2014 (“Refresh Work Phase I Contract”), which is being assigned by Seller to Buyer at Closing.
(l)Wells Fargo Air Conditioning Replacement. Buyer shall receive a credit at Closing in the amount of $10,645 for landlord’s contribution obligations for certain HVAC work to be performed under the lease with Wells Fargo Bank, N.A..
(m)Tortuga and Spa Tenant Vacancies. Buyer shall receive a credit at Closing in the amount of $27,000 for security deposits attributable to the lease agreement by and between Seller, as landlord, and Darbouze Management, LLC, as tenant (“Tortuga Lease”) and Seller, as landlord, and Spa Luna, as tenant (“Spa Lease”).
(n)Roof Warranty Repairs Credit. At Closing, Buyer shall receive a credit of $50,000 to cover the cost of any Roof Repair Work that may be required to complete the assignment of the Roof Warranties as contemplated pursuant to Section 8(E)(6) hereof.
(o)Traffic Study Contract Credit. At Closing Seller shall provide a credit to Buyer in the amount of $7,048 for the costs remaining to be paid under the Traffic Study Contract (as defined in Section 8A(8) hereof).
(p)A&E SMA Contract Credit. At Closing Seller shall provide a credit to Buyer in the amount of $21,302 for the costs remaining to be paid under that certain A&E SMA Contract (as defined in Section 8A(8) hereof).

(q)Whole Foods Estoppel Credit. At Closing, Seller shall provide a credit to Buyer in the amount of $2,514 to reimburse Buyer for the credit against rent claimed by Whole Foods in its tenant estoppel certificate.
(2)    Calculation; Reproration. The prorations and payments shall be made on the basis of a written statement submitted to Buyer and Seller by Title Company (based on information provided to Title Company by Buyer and Seller) at least two (2) business days prior to the Closing and approved by Buyer and Seller. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. The estimated closing statement as described in §1.6045-4(e)(3)(ii) of the U.S. Treasury Regulations (the “Regulations”), prepared by Title Company and adjusted as aforesaid and approved in writing by the parties (which approval shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date (except with respect to real estate taxes and assessments, Expense Contributions, Percentage Rents and amounts prorated pursuant to Section 6D(1)(e), in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available, including with respect to real estate taxes and assessments any reassessment period), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.
(3)Items Not Prorated. Seller and Buyer agree that (a) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (b) to the extent the same are in the name of Seller, utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities in the name of Seller to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits (it being understood, however, that Seller shall be entitled to a credit at the Closing in the amount of any utility deposits which it or its predecessors have made prior to the Closing Date, to the extent the same are transferred to Buyer, and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits for which it does not receive a credit hereunder). Accordingly, there will be no prorations for insurance or utilities (except to the extent provided herein for utility deposits). Notwithstanding the foregoing, in the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 6D(1)(e) above.
(4)Buyer’s Obligation to Pay. Notwithstanding anything to the contrary contained in this Section 6, for any item for which Buyer receives a credit or otherwise assumes responsibility pursuant to this Section 6D(1)(a)-(f) and which is payable after Closing, Buyer shall pay for such item when due and shall be responsible for any fees, charges, interest and penalties which may become due on account of Buyer’s failure to do so.
(5)Survival. The provisions of this Section 6D shall survive the Closing Date.
7.    Destruction/Condemnation of Property. In the event that, after the Effective Date but prior to the Closing Date, (i) all or any portion of the Land or Improvements is damaged or destroyed by any casualty which would cost in excess of three percent (3%) of the Purchase Price to repair, as determined by a contractor mutually acceptable to Seller and Buyer in their reasonable discretion; (ii) a casualty event results in the termination of any Tenant Lease by a Major Tenant; or (iii) there is a taking or condemnation of all or any portion of the Land or Improvements under the provisions of eminent domain law that would materially interfere with the present use of such property (as determined by Seller in its reasonable discretion) (a “Casualty/Condemnation Event”), Seller shall give Buyer prompt written notice of the same (“Casualty/Condemnation Notice”), but Seller shall have no obligation to repair or replace any damage or destruction caused by the foregoing. In such event, Buyer shall have the right to terminate this Agreement by written notice thereof delivered to Seller within ten (10) days after Buyer has received notice from Seller of the Casualty/Condemnation Event, and if such termination right is exercised, the Deposit (less the Independent Consideration) shall be returned to Buyer by Title Company and this Agreement shall terminate and be of no further force or effect, except for the provisions hereof which survive the termination of this Agreement expressly as set forth herein. If Buyer does not so timely elect to so terminate this Agreement or the casualty or condemnation is not a Casualty/Condemnation Event because it does not in fact meet or exceed the thresholds described above, Seller shall have no obligation to repair the Land or Improvements or portion thereof so damaged, the Closing shall take place as provided herein, and Seller shall, upon consummation of the transaction herein provided, assign to Buyer all claims of Seller under or pursuant to any casualty insurance coverage, or under the provisions of eminent domain law, as applicable, and all proceeds from any such casualty insurance (including all rent loss insurance applicable to any period from and after (but not before) the Closing) or condemnation awards received by Seller on account of any such casualty or condemnation, as the case may be (“Proceeds”) (but only to the extent the same have not been applied by Seller prior to the Closing Date to repair the resulting damage), and Buyer shall be credited with the remaining cost to repair the damage or destruction caused by such casualty, provided, however, if such casualty is insured and Seller is able to assign to Buyer all Proceeds in connection therewith, then the credit shall not exceed the amount of the deductible under Seller’s casualty insurance policy (less any amount of the deductible expended by Seller to repair the resulting damage in a manner reasonably approved by Buyer). In the event the foregoing credit to Buyer for uninsured and deductible amounts under this Section 7 shall exceed the “Maximum Credit Amount” (as hereinafter defined), Seller shall have the right within three (3) business days of such determination to provide Buyer with written notice of its election to terminate this Agreement. Within three (3) business days after receipt of such notice Buyer shall have the option to close the transaction and receive a credit in the amount of the Maximum Credit Amount or to allow the Agreement to terminate, in which case the Deposit (less the Independent Consideration) shall be returned to Buyer and all obligations hereunder shall cease, other than those which by their terms survive termination. The “Maximum Credit Amount” shall mean the amount by which (a)

$500,000 exceeds (b) the sum of all amounts expended by Seller to repair any damage or destruction resulting from any casualty or condemnation (whether or not any such casualty or condemnation constitutes a Casualty/Condemnation Event or is an insured or uninsured casualty).
8.    Representations and Warranties; Certain Covenants.
A.    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the Effective Date as follows (for purposes of this Agreement, “Seller’s knowledge” (or any similar phrase) meaning the present actual knowledge, without taking into account any constructive or imputed knowledge, of Joshua Zemon and Keri Navarette, but such individual shall not have any liability under or in connection with this Agreement):
(1)Authority. Seller is a limited liability company, duly formed and validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.
(2)Due Execution; No Conflicts. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Seller and does not and will not (a) require any consent or approval that has not been obtained, (b) violate any provision of Seller’s organizational documents, or (c) to Seller’s knowledge, violate any other agreement to which Seller is a party.
(3)Enforceability. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equitable principles.
(4)No Bankruptcy or Dissolution. No “Bankruptcy/Dissolution Event” (as defined below) has occurred with respect to Seller. As used herein, a “Bankruptcy/Dissolution Event” means any of the following: (a) the commencement of a case under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable bankruptcy law or other similar law; (b) the appointment of a trustee or receiver for the Property; or (c) a dissolution or liquidation.
(5)Tenant Leases. Except for any other leases which may be approved and executed pursuant to the provisions of this Agreement, there are no leases of space in the Property which will be in force after the Closing and under which Seller is the landlord (whether by entering into the leases or acquiring the Property subject to the leases) other than the Tenant Leases described in Exhibit L. There are no security deposits under the Tenant Leases identified in Exhibit L except as set forth in Exhibit K. As of Closing, there shall be no commissions, brokerage fees and tenant improvement cost obligations with respect to any Tenant Leases in effect as of the Closing, except for (x) extensions, expansions, options or renewals of existing Tenant Leases occurring after Closing (provided that such obligations are set forth in the applicable Tenant Lease) or (y) in connection with new Tenant Leases which are approved as provided hereunder. Seller has delivered to Buyer true, accurate and complete copies of the Tenant Leases. In connection with any Tenant Lease, there are no capital expenses, tenant improvement allowances, leasing commissions and other leasing cost obligations except as set forth on Schedule 2.
(6)Litigation. Except as set forth in Exhibit M, to Seller’s knowledge, there is no pending action, litigation or other proceeding not covered by insurance filed against Seller with respect to the Property which has been served on Seller.
(7)Compliance. Except as set forth in Exhibit N, to Seller’s knowledge, Seller has received no written notice from any governmental authority having jurisdiction over the Property to the effect that the Property is currently not in compliance with applicable laws and ordinances.
(8)Contracts. The contracts listed on Exhibit B (which includes the dates of such contracts and agreements and dates of any amendments or modifications thereto and includes the County of Maui Roof Repair Contract and the Refresh Work Phase I Contract) (collectively all such contracts on Exhibit B, “Contracts”), constitutes all of the service contracts, equipment leases and construction contracts executed by Seller that are presently in effect with respect to the Property. In addition, the Contracts shall include the following agreements which are presently in effect: (x) the following agreements executed by Alberta Development Partners, LLC (“Alberta Development”): (i) that certain Fee Proposal Agreement between Alberta Development and Riecke Sunnland Kono Architects, Ltd. (“RSK”) with respect to the Maui Mall Whole Foods Dock Addition dated July 31, 2015 and revised on August 10, 2015, (ii) that certain Fee Proposal Agreement between Alberta Development and RSK with respect to Maui Mall Vision – Entry Way Renovation dated August 24, 2015, and (iii) that certain Fee Proposal Agreement between Alberta Development and RSK with respect to SMA submission and mall renovation dated July 22, 2014 (collectively, the “Architect Agreements”); (y) that certain Proposal and Agreement for Consulting Services between Alberta Development and Munekiyo & Hiraga, Inc. with respect to the TJ Maxx SMA Use Permit dated January 10, 2014 (“Traffic Study Contract”); and (z) that certain AIA Document B104-2007 Standard Form of Agreement between Owner and Architect between A & B Properties Inc. and RSK dated as of December 6, 2012 (“A&E SMA Contract”) with respect to architectural and engineering services with respect to the TJ Maxx SMA Use Permit, as assigned by A & B Properties Inc. to Seller by a consent to assignment letter dated December 26, 2013 and a notice of assignment letter dated January 6, 2014. All such Contracts (other than the County of Maui Roof Repair Contract, the Refresh Work Phase I Contract, the Architect Agreements, the Traffic Study Contract and the A&E SMA Contract) are terminable without costs upon thirty (30) days’ notice or less. Alberta Development shall assign the Architect Agreements and the Traffic Study Contract to Seller on or prior to Closing and obtain any consents required for such assignment, and Seller shall provide evidence of such assignment (and any necessary consent to assignment) to Buyer on or prior to Closing. Seller shall obtain any necessary consent required to assign the A&E SMA Contract to Buyer and deliver same to Buyer prior to Closing. Seller has delivered to Buyer true, correct and complete copies of the Contracts, the Architect Agreements, the Traffic Study Contract and the A&E SMA Contract.
(9)Defaults. Except as set forth in Exhibit O, Seller has neither given to, nor to Seller’s knowledge received from, a party to any Tenant Lease or Contract written notice that any material default currently exists under such Tenant Lease or Contract. There are no defaults under that certain Declaration of Restrictive Covenants Regarding Access dated November 26, 2013.
(10)Condemnation. To Seller’s knowledge, Seller has received no notice from any governmental authority having jurisdiction over the Land and Improvements that they are presently the subject of any condemnation or similar proceeding.
(11)Environmental Matters. Except as set forth in the Environmental Reports, there has been no release at or upon the Property of any material known to Seller to be a Hazardous Material in an amount which would, as of the date hereof, give rise to an “Environmental Compliance Cost”. The term “Environmental Compliance Cost” means any material out-of-pocket cost, fee or expense reasonably incurred directly to satisfy any requirement imposed by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, or any instrumentality authorized to regulate substances in the environment which has jurisdiction over the Property to bring the Property into compliance with applicable Federal, State and local laws and regulations directly relating to the existence on the Property of any Hazardous Material.
(12)OFAC. Neither Seller nor any of Seller’s affiliates, nor, to Seller’s knowledge, any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person;
(b)engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns;
(c)dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.
B.    Representations and Warranties of Buyer. Buyer hereby represents and warrants the following to Seller as of the Effective Date (all of the representations and warranties contained in this Section 8B surviving indefinitely):
(1)Authority. Buyer is a corporation, duly incorporated and validly existing and in good standing under the laws of the State of Delaware Buyer has all requisite power and authority to execute and deliver, and to perform all its obligations under this Agreement.

(2)Due Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Buyer and does not and will not (a) require any consent or approval that has not been obtained or (b) violate any provision of Buyer’s organizational documents.
(3)Enforceability. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equitable principles.
(4)No Bankruptcy/Dissolution Event. No Bankruptcy/Dissolution Event has occurred with respect to Buyer, or if Buyer is a partnership, any of the general partners in Buyer. Buyer has sufficient capital or net worth to meet its obligations, including payment of the Purchase Price, under this Agreement.
(5)ERISA. Buyer is not (and, throughout the period in which transactions contemplated by this Agreement are occurring, will not be) and is not acting on behalf of (and, throughout the period in which transactions contemplated by this Agreement are occurring, will not be acting on behalf of) (i) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or (iii) an entity deemed to hold “plan asset” of any of the foregoing within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any state statutes applicable to Buyer regulating investments of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
(6)OFAC. Neither Buyer nor any of Buyer’s affiliates, nor, to Buyer’s knowledge, any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement, is or will be (a) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person;
(b)engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns;
(c)dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.

C.Survival. Any cause of action with respect to a breach of the representations and warranties set forth in Section 8A, inclusive, shall survive (and, subject to the terms of this Agreement, Seller shall be liable for any such breach) for a period of nine (9) months from the Closing Date (such period of time, the “Survival Period”), at which time such representations and warranties shall terminate, except as to any breach with respect to which Buyer gives Seller written notice (identifying such breach with reasonable detail) (a “Breach Notice”) before the expiration of the Survival Period. Notwithstanding the foregoing, Seller shall have no liability, and Buyer shall make no claim against Seller, for (and Buyer shall be deemed to have waived any failure of a condition hereunder by reason of) a breach of any representation or warranty, covenant or other obligation of Seller under this Agreement or any document executed by Seller in connection with this Agreement (a) if the breach in question constitutes or results from a condition, state of facts or other matter that was known to Buyer as of the Effective Date or contained in any of the Property Documents, (b) if the breach in question constitutes or results from a condition, state of facts or other matter that was known to Buyer prior to Closing and Buyer proceeds with the Closing, or (c) to the extent, in the case of a representation or warranty of Seller, the same is confirmed by a “Tenant Estoppel Certificate” (as hereinafter defined) with respect to the applicable Tenant Lease.
D.Certain Limitations. Notwithstanding anything to the contrary in this Agreement and without limitation upon the limitations elsewhere in this Agreement: (1) Seller shall have no liability (and Buyer shall make no claim against Seller) for a breach of any representation or warranty or any other obligation of Seller under this Agreement or any document executed by Seller in connection with this Agreement unless (a) the valid claims for all such breaches collectively aggregate to more than Seventy-five Thousand ($75,000), and (b) the liability of Seller under this Agreement and such documents does not exceed, in the aggregate, the amount equal to One Million Nine Hundred Thousand Dollars ($1,900,000) (the “Cap”) (it being understood that, notwithstanding anything to the contrary in this Agreement or any other document, Seller’s liability under this Agreement and the documents executed by Seller in connection herewith shall in no event exceed, in the aggregate, the amount of the Cap); and (2) in no event shall Seller be liable for any consequential or punitive damages; provided, however, the Cap and Survival Period shall not apply to the post-closing reproration obligations of Buyer under Section 6D(2), Seller’s obligations with respect to real estate taxes under Section 6(D)(1(a) hereof, and fees and costs of enforcement of the Agreement. Seller shall maintain (i) during the Survival Period, a liquid net worth equal to at least the amount of the Cap and (ii) after the Survival Period, a liquid net worth equal to at least the lesser of the amount of the Cap or the aggregate amount claimed by Buyer in Breach Notices delivered to Seller during the Survival Period; provided, however, that Seller shall not have any further obligations pursuant to clause (ii) if Buyer has not commenced litigation with respect to such claims within thirty (30) days after the expiration of the Survival Period or from and after such time as all such claims have been settled or finally determined by a court of competent jurisdiction. The obligations of Seller under this Section shall survive Closing.
E.    Certain Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement, except as otherwise expressly provided below:
(1)Property Maintenance. Seller shall use commercially reasonable efforts to maintain, improve (pursuant to the County of Maui Roof Repair Contract and Refresh Work Phase I Contract) and insure the Property in the same manner as prior hereto pursuant to its normal course of business and all obligations under the Contracts (such maintenance obligation not including capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain or other events beyond the control of Seller, including changes in laws, rules, ordinances and regulations. Seller shall not perform material alterations at the Property without the Buyer’s prior written consent, which shall not be unreasonable withheld if such alterations are required pursuant to any Tenant Lease described on Exhibit L hereto or any other Tenant Lease approved or deemed approved by Buyer.
(2)Contracts and Agreements. Seller shall not enter into any new service contracts or other similar agreements affecting the Property that will be binding on Buyer without the prior consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Buyer’s failure to approve or disapprove such service contracts within three (3) business days after Buyer’s receipt of Seller’s written request for such approval shall be deemed approval of the same. With respect to the Unilateral Agreement and Declaration (regarding off-site parking), Seller shall advise Buyer of any changes to the form attached hereto as Schedule 6(E)(2) requested by the County of Maui and Buyer shall have the right to review and approve such changes before Seller executes and delivers such Agreement to the County of Maui.
(3)Tenant Leases.
(a)    Seller shall continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and shall keep Buyer reasonably informed as to the status of leasing.
(b) Seller shall not enter into any new Tenant Leases or
modifications of existing Tenant Leases without the consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed). Buyer’s failure to approve or disapprove such Tenant Leases within three (3) business days after Buyer’s receipt of Seller’s written request for such approval shall be deemed approval of the same. In no event shall Seller have any obligation to enter into any new Tenant Lease or modify any existing Tenant Lease.

(4) Exclusivity. From the Effective Date through the Closing Date or the earlier termination of this Agreement, Seller shall not market the Property or solicit offers to and otherwise negotiate with other parties for the purchase and sale of the Property.
(5)Provide Copies of Notice. Seller shall use commercially reasonable efforts to deliver to Buyer no later than three (3) business days after receipt copies of all material notices received from tenants together with copies of notices received from any governmental authority of any violation of any law, statute, ordinance, regulation, or order of any governmental or public authority relating to the Property.
(6)Assignment of Warranties and Guaranties. Seller shall use commercially reasonable efforts to obtain all consents required with respect to the transfer and assignment to Buyer of any warranties and guaranties held by Seller or used in connection with all or any portion of the Improvements or the Personal Property so that the same can be assigned by

Seller to Buyer at Closing. Additionally, with respect to the roof warranties described on Schedule 3 hereof (collectively, the “Roof Warranties”, and individually, a “Roof Warranty”), prior to Closing Seller shall pay all fees and complete any paperwork required for such assignment (or consent to assignment) of the Roof Warranties (and Buyer shall provide any information required in connection therewith), but not including the payment (other than the credit set forth in Section 6(D)(1)(n)) or diligent completion of any work or repair of any deficiencies that must be performed pursuant to the terms of any inspection conducted by any of the companies providing a Roof Warranty as a condition to assignment (collectively, the “Roof Repair Work”). After any applicable inspection related to the transfer of the Roof Warranties has been performed, Seller shall promptly notify Buyer of the Roof Repair Work that must be performed prior to the transfer of each of the Roof Warranties. If Seller has not completed the assignment of all Roof Warranties pursuant to this paragraph prior to Closing, then Seller shall reasonably cooperate with Buyer after Closing (at no cost to Seller) to effectuate the assignment of such Roof Warranties.
(7)SNDAs. Upon the written request of Buyer, Seller agrees to forward, at no cost to Seller and solely as an accommodation to Buyer, Buyer’s lender’s form of Subordination, Non-Disturbance and Attornment Agreement (if any) to any tenant specified by Buyer (each, a “Requested SNDA”). However, it is expressly understood and agreed that the receipt of any Requested SNDA in any form executed by tenants shall not be a condition to Buyer’s obligation to proceed with the Closing under this Agreement. If Seller has not received a Requested SNDA for any Major Tenant by the Closing Date, then Buyer shall have a one-time right to extend Closing for a period not to exceed ten (10) business days.
(8)Prior to Closing, Seller shall make application with the Hawaii Department of Revenue to obtain a bulk sales report and tax clearance certificate and shall use commercially reasonable efforts to obtain and deliver the same to Buyer prior to Closing.
9. DISCLAIMER, RELEASE AND ASSUMPTION. AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE PURCHASE PRICE, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE EFFECTIVE DATE AND AS OF THE CLOSING DATE AS FOLLOWS:
A. DISCLAIMER.
(1)AS-IS, WHERE IS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 8A OR IN THE DEED, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION: (i) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION AND ASPECTS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, SEISMIC

ASPECTS OF THE PROPERTY, FOUNDATION, ROOF, APPURTENANCES, ACCESS, SIGNAGE, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, THE SQUARE FOOTAGE WITHIN THE IMPROVEMENTS ON THE PROPERTY AND THE IMPROVEMENTS AND WITHIN EACH TENANT SPACE THEREIN AND WITHIN THE COMMON ELEMENTS OF THE PROPERTY, (ii) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (iii) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (iv) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, SUITABILITY, VALUE OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (v) THE ZONING AND OTHER LEGAL STATUS OF THE PROPERTY, THE IMPROVEMENTS AND ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (vi) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (vii) THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF “HAZARDOUS MATERIALS” (AS HEREINAFTER DEFINED) ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (viii) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE PROPERTY, (ix) THE CONDITION OF TITLE TO THE PROPERTY, (x) THE LEASES, CONTRACTS OR OTHER AGREEMENTS AFFECTING THE PROPERTY AND THE IMPROVEMENTS, AND (xi) ECONOMICS OF THE OPERATION OF THE PROPERTY AND THE IMPROVEMENTS OR THE FINANCIAL CONDITION OF ANY TENANT OF THE PROPERTY.
(2)SOPHISTICATION OF BUYER. BUYER ACKNOWLEDGES AND AGREES THAT IT IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY, AND (SUBJECT TO THE LIMITATIONS ON SUCH ACTIVITIES IMPOSED BY THE TENANT LEASES OR BY SELLER PURSUANT TO THE OTHER PROVISIONS HEREOF) THAT BUYER HAS BEEN GIVEN, A FULL OPPORTUNITY TO INSPECT AND INVESTIGATE EACH AND EVERY ASPECT OF THE PROPERTY AND ANY AND ALL MATTERS RELATING THERETO, EITHER INDEPENDENTLY OR THROUGH AGENTS OF BUYER’S CHOOSING, INCLUDING, WITHOUT LIMITATION:
(a)ALL MATTERS RELATING TO TITLE, TOGETHER WITH ALL GOVERNMENTAL AND OTHER LEGAL REQUIREMENTS SUCH AS TAXES, ASSESSMENTS, ZONING, USE PERMIT REQUIREMENTS AND BUILDING CODES.
(b)THE PHYSICAL CONDITION AND ASPECTS OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE INTERIOR, THE EXTERIOR, THE SQUARE FOOTAGE WITHIN THE IMPROVEMENTS AND WITHIN EACH TENANT SPACE THEREIN AND WITHIN THE COMMON ELEMENTS OF THE PROPERTY, THE

STRUCTURE, SEISMIC ASPECTS OF THE PROPERTY, THE PAVING, THE UTILITIES, AND ALL OTHER PHYSICAL AND FUNCTIONAL ASPECTS OF THE PROPERTY. SUCH EXAMINATION OF THE PHYSICAL CONDITION OF THE PROPERTY SHALL INCLUDE AN EXAMINATION FOR THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS, WHICH SHALL BE PERFORMED OR ARRANGED BY BUYER AT BUYER’S SOLE EXPENSE. FOR PURPOSES OF THIS AGREEMENT, “HAZARDOUS MATERIALS” SHALL MEAN MOLD, FUNGI, BACTERIA AND/OR BIOLOGICAL GROWTH OR BIOLOGICAL GROWTH FACTORS, INFLAMMABLE EXPLOSIVES, RADIOACTIVE MATERIALS, ASBESTOS, POLYCHLORINATED BIPHENYLS, LEAD, LEAD-BASED PAINT, UNDER AND/OR ABOVE GROUND TANKS, HAZARDOUS MATERIALS, HAZARDOUS WASTES, HAZARDOUS SUBSTANCES, OIL, OR RELATED MATERIALS, WHICH ARE LISTED OR REGULATED IN THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTIONS 6901, ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901, ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251, ET SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. SECTION 1401, ET SEQ.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 1801, ET SEQ.), AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTION 2601, ET SEQ.), AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAWS.
(c)ANY EASEMENTS AND/OR SIGNAGE OR ACCESS RIGHTS AFFECTING THE PROPERTY.
(d)THE TENANT LEASES AND ALL MATTERS IN CONNECTION THEREWITH, INCLUDING, WITHOUT LIMITATION, THE ABILITY OF THE TENANTS TO PAY THE RENT AND THE ECONOMIC VIABILITY OF THE TENANTS.
(e)ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THE CONTRACTS AND ANY OTHER DOCUMENTS OR AGREEMENTS OF SIGNIFICANCE AFFECTING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY RECIPROCAL EASEMENT AGREEMENTS, LICENSE AGREEMENTS OR ANY OPERATING AGREEMENTS AFFECTING THE PROPERTY.
(f)ALL FINANCIAL EXAMINATIONS AND OTHER MATTERS OF SIGNIFICANCE AFFECTING THE PROPERTY, THE TENANTS OF THE PROPERTY, OR OTHERWISE RELATING TO THE ACQUISITION BY BUYER OF THE PROPERTY.
BUYER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY PROVIDED IN SECTION 8A OR IN THE DEED).
(3)PASSIVE OWNER. SELLER (A) DID NOT DEVELOP OR CONSTRUCT THE PROPERTY; AND (B) HAS DELEGATED THE DAY-TO-DAY

MANAGEMENT AND OPERATION OF THE PROPERTY TO A THIRD PARTY MANAGER OF THE PROPERTY.
(4)DUE DILIGENCE MATERIALS/PROPERTY DOCUMENTS. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL REPORTS, ANY PROPERTY CONDITION REPORT AND ANY OTHER PROPERTY DOCUMENTS, IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY SELLER OR BY ANY MANAGER, LEASING AGENT, ATTORNEY, REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, SERVANT, CONSTITUENT PARTNER OR MEMBER OF SELLER, CONTROLLING PERSON, AFFILIATE OF SELLER, OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF.
(5)CONSPICUOUS DISCLAIMERS. TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED HEREIN ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.
B.    RELEASE. BUYER, ON BEHALF OF ITSELF, ITS AFFILIATES, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, SELLER AND ALL “SELLER RELATED PARTIES” (AS HEREINAFTER DEFINED) FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT. KNOWN OR UNKNOWN. FORESEEN OR UNFORESEEN ("CLAIMS"). WHICH ANY BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER (A "BUYER RELATED PARTY") HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE ENVIRONMENTAL REPORTS. ANY PROPERTY CONDITION REPORT. AND ANY OTHER PROPERTY DOCUMENTS, AND ANY OTHER DOCUMENTS AND INFORMATION REFERRED TO HEREIN, ANY TENANT LEASES AND THE TENANTS THEREUNDER, SIGNAGE AND OTHER USAGE RIGHTS. ENTITLEMENTS. ZONING, PARKING. TITLE DOCUMENTS OR DEFECTS. ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OR ANY OTHER ACTIVE OR PASSIVE NEGLIGENCE AND ANY

ENVIRONMENTAL CONDITIONS, AND BUYER SHALL NOT LOOK TO ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. AS USED HEREIN, "SELLER RELATED PARTIES" SHALL MEAN SELLER AND SELLER'S AFFILIATES. EITHER DIRECTLY OR INDIRECTLY AS CONSTITUENT OWNERS OR AFFILIATES OF SELLER, AND THEIR RESPECTIVE CONSTITUENT PARTNERS. MEMBERS, SHAREHOLDERS, OWNERS. OFFICERS AND DIRECTORS, AND ALL OF THE FOREGOING'S RESPECTIVE AGENTS, REPRESENTATIVES, ATTORNEYS. EMPLOYEES. SERVANTS, BROKERS AND CONTROLLING PERSONS. AND ANY OTHER PERSON OR ENTITY ACTING ON SELLER'S BEHALF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. AND, IN THAT REGARD. BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS AND BENEFITS IT MAY NOW HAVE OR HEREAFTER ACQUIRE UNDER CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDIT DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE. WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." THE FOREGOING PROVISIONS OF THIS SECTION 9B SHALL NOT LIMIT. HOWEVER, SELLER'S EXPRESS OBLIGATIONS UNDER THIS AGREEMENT AND THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

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INITIALS OF BUYER
C.    CERTAIN PROPERTY DISCLOSURES. WITH RESPECT TO ALL OF THE FOLLOWING MATTERS IN THIS SECTION 9C AND WITHOUT LIMITATION ON ANY OTHER PROVISIONS OF THIS AGREEMENT, BUYER SHALL EVALUATE SUCH MATTERS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5. BUYER SHALL ASSUME ALL RESPONSIBILITY FOR SUCH MATTERS AND SHALL NOT SEEK ANY PAYMENT OR OTHER ACTION FROM SELLER (AND SELLER SHALL HAVE NO OBLIGATION TO BUYER) WITH RESPECT TO SUCH MATTERS; ANY DISCLOSURE OF SUCH MATTERS BY TENANTS OR OTHERS SHALL NOT BE A CAUSE FOR OBJECTION BY BUYER (PROVIDED THAT THIS SECTION 9C SHALL NOT LIMIT BUYER'S RIGHT TO OBJECT TO TENANT ESTOPPELS AS PROVIDED IN SECTION 10B(3)); SUCH MATTERS HAVE ALREADY BEEN TAKEN INTO ACCOUNT IN CALCULATION OF THE PURCHASE PRICE OF THE PROPERTY; AND SUCH MATTERS SHALL NOT BE DEEMED TO EXPAND IN ANY MANNER THE LIMITED REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED HEREIN. WITHOUT LIMITATION ON THE GENERALITY OF THE FOREGOING:
(1) ENVIRONMENTAL MATTERS. SELLER HAS DELIVERED TO BUYER (AND BUYER ACKNOWLEDGES RECEIPT OF) THE ENVIRONMENTAL REPORTS DESCRIBED IN EXHIBIT P (THE "ENVIRONMENTAL REPORTS"). SELLER SHALL HAVE NO OBLIGATION TO BUYER IN CONNECTION WITH THE MATTERS SET

FORTH IN THE ENVIRONMENTAL REPORTS OR OTHERWISE WITH RESPECT TO ANY ENVIRONMENTAL MATTERS EXCEPT AS SET FORTH HEREIN. BUYER HEREBY ACKNOWLEDGES THAT IT HAS RECEIVED THE ENVIRONMENTAL REPORTS (INCLUDING SUCH LETTER) AND SHALL REVIEW THE SAME PRIOR TO THE EFFECTIVE DATE.
(2)LAND USE, ZONING, ENTITLEMENT AND DEVELOPMENT ISSUES. BUYER SHALL DETERMINE PRIOR TO THE EFFECTIVE DATE WHETHER IT IS SATISFIED WITH THE STATUS AND COMPLIANCE OF THE PROPERTY WITH RESPECT TO ANY AND ALL LAND USE, ZONING, ENTITLEMENT AND DEVELOPMENT LAWS, RULES, ORDINANCES, REGULATIONS, RESTRICTIONS, STANDARDS, AGREEMENTS AND SIMILAR ITEMS AFFECTING THE PROPERTY.
D.    SURVIVAL. THIS SECTION 9 SHALL SURVIVE THE CLOSING DATE OR THE EARLIER TERMINATION OF THIS AGREEMENT AND SHALL NOT BE DEEMED TO HAVE MERGED INTO ANY OF THE DOCUMENTS EXECUTED OR DELIVERED AT CLOSING.
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INITIALS OF BUYER
10.    Conditions to Closing.
A.    Seller's Conditions to Closing. In addition to the conditions provided in other provisions of this Agreement, Seller's obligations to perform its undertakings provided in this Agreement (including its obligation to sell the Property) are conditioned on the following (any of which may be waived in writing by Seller):
(1)Performance by Buyer. The due performance by Buyer of each and every undertaking and agreement to be performed by it hereunder (including the delivery to Seller or Escrow Agent, as applicable, of the items specified to be delivered by Buyer in Section 6 hereof).
(2)Representations and Warranties. The truth of each representation and warranty made by Buyer in this Agreement in all material respects at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date.
(3)[Withholding Registration. Seller shall have obtained with respect to its single member registration to do business with the State of Hawaii such that withholding taxes are not required to be withheld from Seller's proceeds as of Closing.]
B.    Buyer's Conditions to Closing. In addition to the conditions provided in other provisions of this Agreement, Buyer's obligations to perform its undertakings provided in this Agreement (including its obligation to purchase the Property) are conditioned on the following (any of which may be waived in writing by Buyer):

(1)Performance by Seller. The due performance by Seller of each and every undertaking and agreement to be performed by it hereunder (including the delivery to Buyer or Escrow Agent, as applicable, of the items specified to be delivered by Seller in Section 6 hereof).
(2)Accuracy of Representations and Warranties. The representations and warranties of Seller are true and correct in all material respects as of the Closing Date as if made on such Closing Date. Notwithstanding the foregoing, in the event a material change of circumstances not otherwise contemplated by this Agreement and which was not caused by Seller’s intentional breach of any of its obligations hereunder occurs on or prior to the Closing Date which causes any of Seller’s representations or warranties set forth in Section 8A above to become materially untrue or in the event of an unintentional breach or unintentional default by Seller which causes any of Seller’s covenants to be materially untrue (a “Change of Circumstances”), and, in either case, in the event that Buyer is not willing to waive its objection thereto, Seller shall have a period of five (5) business days from the date of the discovery by Seller of such Change of Circumstances to elect, at its sole option, to cure or otherwise compensate Buyer to Buyer’s reasonable satisfaction for such untrue fact, condition or covenant and an additional five (5) business days to effect such cure (and the Closing Date shall be extended to accommodate such cure period). In the event that Seller does not cure such Change of Circumstances within such ten (10) business day period, Buyer shall have the right, as Buyer’s sole and exclusive remedy hereunder for such failure, either (a) to terminate this Agreement by written notice to Seller, in which case this Agreement shall be null and void and of no further force or effect and the parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement) and the Deposit (minus the Independent Consideration) shall be refunded to Buyer by Title Company, or (b) to waive the foregoing right of termination and all other rights and remedies on account of such breach or default and to close the transaction contemplated by this Agreement, without any reduction in the Purchase Price. Notwithstanding anything in this Section 10B(2) to the contrary, the foregoing procedure with respect to a Change of Circumstances shall not be applicable to the intentional breach by Seller of any of its obligations hereunder, it being understood that the remedy for such a breach by Seller shall be in accordance with Section 3C hereof.
(3)Tenant Estoppel Certificates. At least one (1) business day prior to the Closing Date, receipt of estoppel certificates (“Tenant Estoppel Certificates”) from each tenant at the Property listed on Exhibit R (each such tenant, a “Major Tenant”) and from at least seventy percent (70%) by square footage of the space occupied by tenants at the Property who are not Major Tenants. Seller shall use commercially reasonable efforts to obtain all Tenant Estoppel Certificates. Prior to sending out to tenants any Tenant Estoppel Certificate, Seller shall provide to Buyer copies of such Tenant Estoppel Certificates. Buyer shall have two (2) business days to confirm that such Tenant Estoppel Certificate is in the form required by this Agreement. If Buyer shall fail to respond within such two (2) business day time frame, such Tenant Estoppel Certificate shall be deemed approved by Buyer. Except as otherwise provided herein, each Tenant Estoppel Certificate shall be dated not earlier than November 17, 2015 and shall be substantially in the form attached to Exhibit Q-1 subject to the applicable tenant's reasonable changes and other market changes and qualifications, including, without limitation, changes to comply with the estoppel requirements in the Tenant Leases (it being acknowledged and agreed that if a Tenant Lease provides for an estoppel certificate containing certain specified items and such other items as a party may “reasonably require”, then the delivery by the tenant under such Tenant Lease without any items other than the specified items shall be deemed to be the delivery of an estoppel certificate in compliance with the terms of such Tenant Lease), or in the form, if any, prescribed in the applicable Tenant Lease or other operative document (or, if the tenant is a national tenant, the form may also be the standard form generally used by such tenant). In addition, (i) those provisions of the applicable Tenant Estoppel Certificates respecting defaults, defenses, disputes, claims, offsets, abatements, concessions and recaptures against rent and other charges may be limited to the knowledge of the applicable tenant and shall constitute a reasonable change for purposes of the foregoing sentence, (ii) the failure of any guarantor to sign a Tenant Estoppel Certificate shall be deemed a reasonable change for the purposes of the foregoing sentence. Seller’s sole obligation hereunder shall be to utilize commercially reasonable efforts to obtain Tenant Estoppel Certificates from each tenant (and, as used in this Agreement, commercially reasonable efforts shall not include any obligation to institute legal proceedings or to expend any monies). Seller shall deliver to Buyer all Tenant Estoppel Certificates it receives promptly after receipt. If on or before two (2) business day prior to the Closing Date, such condition is not satisfied (or waived by Buyer), then this Agreement shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement); provided, however, that Seller shall have the unilateral right (at its option) to extend the period for satisfying such condition (and, accordingly, the Closing Date) to a date not later than thirty (30) days following the original Closing Date in order to satisfy such condition and to minimize interest and other charges payable in connection with the prepayment at Closing of any financing encumbering Seller’s interest in the Property. Without limitation on the foregoing, if any Tenant Estoppel Certificate (i) discloses matters materially adverse to the Property (as reasonably determined by Buyer and described in written notice delivered to Seller, if at all, within two (2) business days from Buyer’s receipt of such Tenant Estoppel Certificate), (ii) omits material information required to be provided in a Tenant Estoppel Certificate; or (iii) discloses matters that constitute a material default by Seller under the applicable Tenant Lease, and, in each case, which are not cured or satisfied by Seller (at Seller’s sole discretion without obligation to do so) on or before the Closing Date (provided, however, that if Seller elects to cure or satisfy the same, the Closing Date shall be extended for a reasonable period of time, not to exceed fifteen (15) days, to allow for such cure or satisfaction), then as its sole remedy hereunder Buyer shall have the right to terminate this Agreement on or before the Closing Date (and, if Buyer so terminates this Agreement, then no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement, and in which case the Deposit (minus the Independent Consideration) shall be refunded to Buyer by Title Company). If Buyer fails to provide written notice to Seller as described in the immediately preceding sentence with respect to a Tenant Estoppel Certificate, Buyer shall be deemed to have waived the condition contained in this Section with respect to such Tenant Estoppel Certificate. Notwithstanding anything to the contrary herein, in the event Seller is unable to obtain a Tenant Estoppel Certificate from any particular tenant under any Tenant Lease or if any tenant makes an affirmative statement that such tenant will not be providing a Tenant Estoppel Certificate, Seller may (but shall not be obligated to): (1) if such tenant is not a Major Tenant, and for not more than fifteen percent (15%) of the leased square footage by tenants at the Property who are not Major Tenants, deliver to Buyer on the Closing Date a certificate (the “Seller Tenant Certificate”) in the applicable form attached as Exhibit Q-2 executed by Seller, certifying that the information set forth in the Tenant Estoppel Certificate prepared for such tenant, to “Seller’s knowledge” (as defined in Section 8B), is correct in all material respects, and in such event, Buyer shall be deemed to have received a Tenant Estoppel Certificate with respect to such tenant for purposes of satisfying the condition under this Section 10B(3); or (2) give written notice to Buyer stating that Seller has not obtained such Tenant Estoppel Certificate (together with a copy of the certificate, if any, Seller has obtained from such Tenant), in which event Buyer may terminate this Agreement by written notice to Seller at any time prior to the earlier to occur of the Closing Date or three (3) days after receipt of Seller’s notice and if Buyer fails to terminate within such period, Buyer shall be deemed to have waived the condition contained in this Section with respect to such Tenant Estoppel Certificate. Any Seller Tenant Certificate shall be subject to the limitations set forth in Sections 8, 9 and 11B of this Agreement. In addition, Seller shall be released from any liability with respect to any Seller Tenant Certificate upon the delivery to Buyer of a Tenant Estoppel Certificate from the tenant for which Seller has delivered such Seller Tenant Certificate (but only to the extent such Tenant Estoppel Certificate is consistent with such Seller Tenant Certificate).
(4)314 Audit Committee Approval. It shall be a condition to Buyer’s obligation to close that it has received a favorable opinion with respect to its third-party 3-14 audit review. If Buyer receives a failed or conditioned opinion with respect to its third-party 3-14 audit review, Buyer shall promptly deliver written evidence of same from such third-party auditor to Seller, and Seller and Buyer shall reasonably cooperate for five (5) business days (“Response Period”) thereafter to cure any deficiencies noted in such audit opinion letter or otherwise provide information required to satisfy any conditions noted in such audit opinion letter and Buyer shall promptly obtain a new or updated audit opinion letter. If Buyer has not received a favorable opinion with respect to its third-party 3-14 audit review within five (5) business days after the end of the Response Period, Buyer may elect to terminate this Agreement in which event the Deposit shall be returned to Buyer and neither Buyer nor Seller shall have any further liability to each other except as otherwise expressly set forth herein.
(5)Bulk Sales and Tax Clearance Certificate. Seller shall have delivered to Buyer (a) a tax clearance certificate issued by the State of Hawaii, Department of Taxation, confirming that Seller is current on all state tax obligations; and (b) a copy of the report of bulk sale filed by Seller pursuant to Section 237-43 Hawaii Revised Statutes, with the certificate issued by the Department of Taxation described in Section 237-43(b), Hawaii Revised Statutes.
11.    Miscellaneous.
A.    Brokerage Issues. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker’s or finder’s fee or commissions in connection herewith, then Seller shall indemnify, protect, defend and hold Buyer harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, protect, defend and hold Seller harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The provisions of this Section 11A shall survive the Closing Date or any termination of this Agreement (as applicable)
B. Limitation of Liability. No constituent partner or member in or agent of Seller, nor any present or future partner, member, manager, trustee, beneficiary, director, officer, shareholder, employee, advisor, affiliate or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer, its affiliates and their respective successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s interest in the Property and proceeds from the sale of the Property for the payment of any claim or for any performance, and Buyer on behalf of itself and its successors and assigns hereby waives any and all such personal liability. For purposes of this Section 11B, no negative capital account or any contribution or payment obligation of any direct or indirect partner, member or other owner in Seller shall constitute an asset of Seller. The limitations of liability contained in this Section shall survive the termination of this Agreement or the Closing Date, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.
C.Additional Limitation on Remedies. Without limitation on the other limitations on remedies contained herein, in the event of any dispute between the parties respecting this Agreement or the transactions herein contemplated, except in connection with a good faith exercise of remedies contained herein following a Seller default beyond applicable notice and cure, Buyer hereby waives (i) any right to record or file a lis pendens or other similar notice of suit, and (ii) any right to assert any claim affecting the right of possession or title to the Property. In no event shall this Agreement (or any short form or memorandum thereof) be recorded.
D.Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement (or make an offer or enter into negotiations to do so) without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder). Any change in control or majority ownership of Buyer constitutes an assignment for purposes of this subsection. No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. In addition, Buyer shall not re-sell the Property or assign its rights or obligations under this Agreement (or make an offer or enter into negotiations to do so) through a “double escrow” or other similar mechanism without Seller’s prior written consent. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and shall be binding upon the successors and assigns of the parties.
E.Notices. Unless otherwise agreed to by the parties, all notices required or permitted to be given hereunder shall be in writing. Such notices shall be effective upon receipt or refusal of receipt following deposit into the United States mail, registered or certified, return receipt requested, postage prepaid, or if hand delivered or if sent by nationally recognized overnight courier providing evidence of delivery or when sent by telecopy or similar facsimile transmission (with a copy by mail delivered on the next business day), addressed as follows:

To Buyer:
c/o Jones Lang LaSalle Income Property Trust, Inc.
333 West Wacker Drive, Suite 2300
Chicago, Illinois 60606
Attention:
Telephone:
Telecopier:
With Copy To:
Venable LLP
750 East Pratt Street, Suite 900
Baltimore, Maryland 21202
Attention:
Telephone:
Telecopier:

To Seller:
W-ADP Maui VII, L.L.C.
c/o Walton Street Capital, L.L.C.
900 North Michigan Avenue, Suite 1900
Chicago, Illinois 60611
Attention:
Telephone:
Telecopier:

With Copy To:
Alberta Development Partners, LLC
5750 DTC Parkway, Suite 210
Greenwood Village, CO 80111
Attention:
Telephone:
Telecopier:

And With Copy To:
Greenberg Traurig, LLP
77 W. Wacker Drive, Suite 3100
Chicago, Illinois 60601
Attention:
Telephone:
Telecopier:
To Title Company:
First American Title Insurance Company
30 North La Salle Street, Suite 2700
Chicago, Illinois 60602
Attention:
Telephone:
Telecopier:
or at such other place as a party may designate in a written notice given in accordance herewith. Facsimile transmissions received during business hours during a business day at the receiving location shall be deemed made on such business day if received prior to 6:00 P.M. Central Time Facsimile transmissions received at any other time shall be deemed received on the next business day. Any such notice so given by facsimile shall be deemed given upon receipt by the sending party of confirmation of successful transmission (provided that if any notice to be delivered by facsimile is unable to be transmitted because of a problem affecting the receiving party’s facsimile machine, the deadline for receiving such notice shall be extended to the next business day). The attorneys for any party hereto shall be entitled to provide any notice that a party desires to give or is required to give hereunder.
F.    Legal Costs. In the event any action be instituted by a party to enforce this Agreement, the prevailing party in such action (as determined by the court, agency or other authority before which such suit or proceeding is commenced), shall be entitled to such reasonable attorneys’ fees, costs and expenses as may be fixed by the decision maker. The foregoing includes, but is not limited to, reasonable attorneys’ fees, expenses and costs of investigation incurred in (1) appellate proceedings; (2) in any post-judgment proceedings to collect or enforce the judgment; (3) establishing the right to indemnification; and (4) any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. This provision is separate and several and shall survive the consummation of the transaction contemplated by Agreement or the earlier termination of this Agreement.
G.Jurisdiction; Venue. Each party consents to the jurisdiction of any state or federal court located within Hawaii, waives personal service of any and all process upon it, consents to the service of process by registered mail directed to it at the address stated in Section 11E, and acknowledges that service so made shall be deemed to be completed upon actual delivery thereof (whether accepted or refused). In addition, each party consents and agrees that venue of any action instituted under this Agreement or any agreement executed in connection herewith shall be proper in Maui County, Hawaii, and each party waives any objection to venue.
H.Confidentiality. The terms of the transfers contemplated in this Agreement, including the Purchase Price and all other financial terms, as well as the information delivered by Seller (or Seller’s representative, agents, attorneys or broker) or discovered by Buyer and its agents in connection with its due diligence investigation of the Property shall remain confidential and shall not be disclosed by Buyer without the written consent of Seller except (1) to Buyer’s directors, officers, partners, members, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants (together with Buyer, the “Buyer Parties”) to the extent Buyer deems it necessary or appropriate in connection with the transaction contemplated hereunder (and Buyer shall inform each of the foregoing parties of such party’s obligations under this Section and shall secure the agreement of such parties to be bound by the terms hereof); or (2) as otherwise required by law or regulation.
I.Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.
J.Matters of Construction.
(1)Incorporation of Exhibits. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.
(2)Entire Agreement. This Agreement together with the Escrow Agreement, the Access Agreement and the Confidentiality Agreement contain the entire agreement between the parties respecting the matters herein set forth and supersede all prior agreements between the parties hereto respecting such matters.
(3)Time of the Essence. Subject to Section 11J(4) below, time is of the essence of this Agreement.
(4)Non-Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday, federal holiday or holiday in the state where the Property is located.
(5)Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
(6)Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words “including”, “include” or “includes” are used in this Agreement, they should be interpreted in a non-exclusive manner. The captions and headings of the Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. Each party acknowledges that it has had counsel of its own choosing in connection with the negotiation of this Agreement, and further acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel; (b) is the product of negotiations between the parties, and (c) shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of the Agreement is not to be resolved against Seller or Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.
(7)No Waiver. Waiver by one party of the performance of any covenant, condition or promise of the other party shall not invalidate this Agreement, nor shall it be deemed to be a waiver by such party of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature). No failure or delay by one party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by such party while the other party continues to be so in default.
(8)Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party.
(9)Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF HAWAII (WITHOUT REGARD TO CONFLICTS OF LAW).
(10)Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party (express or implied), and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.
(11) Amendments. This Agreement may be amended by written agreement of amendment executed by all parties hereto, but not otherwise.
(12)Survival. Unless otherwise expressly provided for in this Agreement, the representations, warranties, covenants, agreements and conditions of the parties set forth in this

Agreement shall not survive the consummation of the transaction contemplated by this Agreement and the delivery and recordation of the Deed. Notwithstanding the foregoing (a) all indemnification obligations in this Agreement shall survive the closing of the transaction on the Closing Date; and (b) the indemnification obligations set forth in Sections 5, 11A and 11H shall survive the termination of this Agreement.
K.Press Releases. The parties agree that following Closing either party may issue a press release regarding this Agreement or the transaction contemplated, provided that at least two (2) business days prior to the issuance of any press release, the disclosing party has given the other party a draft of such release and the opportunity to comment thereon, and in the event that the non-disclosing party has comments on such press release, such press release shall not be issued unless the parties have mutually agreed upon the terms of the same.
L.Buyer’s Delivery of Certain Information. Buyer shall promptly inform Seller of all material defects in any aspect of the Property discovered by Buyer in connection with its investigations provided for in Section 5, and Buyer shall provide Seller with such supporting information regarding such material defects in its possession as Seller shall reasonably request. In the event the transaction contemplated hereby shall fail to close for any reason other than a default by Seller hereunder, Buyer shall, at its expense, promptly deliver to Seller (1) all existing originals and copies of the written information and materials supplied to Buyer by Seller, the property manager or their respective agents; and (2) true, accurate and complete copies of any written information concerning the Property prepared by or on behalf of Buyer in connection with its investigations hereunder (including any reports, audits and appraisals prepared by any third parties). Seller shall not hold Buyer responsible for the accuracy of any information prepared by third parties which is delivered to Seller in connection with this Section.
M.Post Closing Access. For a period of eighteen (18) months subsequent to the Closing Date, Seller and its employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to Buyer by Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Buyer, and shall have the right to make copies of such documents, books and records at Seller’s expense.
N.Indemnification Obligations. The indemnification obligations under this Agreement shall be subject to the following provisions:
(1)    The party seeking indemnification (“Indemnitee”) shall notify the other party (“Indemnitor”) of any Claim against Indemnitee within forty-five (45) days after it has notice of such Claim, but failure to notify Indemnitor shall in no case prejudice the rights of Indemnitee under this Agreement unless Indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should Indemnitor fail to discharge or undertake to defend Indemnitee against such liability (with counsel approved by Indemnitee), within thirty (30) days after Indemnitee gives Indemnitor written notice of the same, then Indemnitee may defend and settle such Claim, and Indemnitor’s liability to Indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by Indemnitee in effecting such settlement. Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (a) the employment of such counsel shall have been authorized in writing by Indemnitor in connection with the defense of such action, (b) Indemnitor shall not have employed counsel to direct the defense of such action or any such counsel employed by Indemnitor shall have failed to commence or pursue such defense, or (c) Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to Indemnitor (in which case Indemnitor shall not have the right to direct the defense of such action or of Indemnitee), in any of which events such fees and expenses shall be borne by Indemnitor.
(2)The indemnification obligations under this Agreement shall cover the costs and expenses of Indemnitee, including reasonable attorneys’ fees, related to any actions, suits or judgments incident to any of the matters covered by such indemnities.
(3)The indemnification obligations of Indemnitor under this Agreement shall also benefit any present or future advisor, trustee, director, officer, partner, member, manager, employee, beneficiary, shareholder, participant and agent of or in Indemnitee or any entity now or hereafter having a direct or indirect ownership interest in Indemnitee.
O.Cure Rights. In the event that either party is in default of any of its obligations hereunder (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) shall give the Defaulting Party written notice of such default (the “Notice of Default”). Except as otherwise expressly provided herein, the Defaulting Party shall thereafter have five (5) business days after receipt of such written Notice of Default to cure such default and the Closing Date shall be extended, if necessary, by no more than five (5) business days to cure such default. The foregoing notice obligation and cure right shall not apply to the delivery by Buyer of the Initial Deposit, the Additional Deposit or the Closing Payment to Title Company, or to the obligations of the parties to deliver any document to be delivered by a party pursuant to Section 6A of this Agreement.
P.Counterparts/Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument, with the same effect as if all of the parties to this Agreement had executed the same counterpart. Signatures to this Agreement delivered by facsimile or electronic mail in portable document format (“PDF”) shall be valid and effective to bind the party so signing, provided that each party agrees to promptly deliver an executed original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own facsimile or PDF signature and shall accept the facsimile or PDF signature of the other party to this Agreement.
Q.Section 1031. Seller and/or Buyer may, for the purpose of treating all or part of its sale or acquisition of the Property as a like-kind exchange of property under Section 1031 of the Internal Revenue Code, assign certain rights that it has under this Agreement, including its right to sell or acquire the Property pursuant to this Agreement, to one or more qualified intermediaries, and to provide notice of such assignment to the other party, provided that no such assignment shall release the assigning party from its obligations hereunder and no such assignment shall delay the

Closing hereunder. The non-assigning party shall not incur any costs in connection with such exchange. The assigning party agrees to save, indemnify, protect and defend the other party (with counsel reasonably satisfactory to such other party) from and against and hold the other party harmless from any and all expenses and/or liabilities arising from such assignment and exchange and the other party shall not be required to take title to any other property. The provisions of this Section 11Q shall survive the Closing.
R.    Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:
(a) Escrow Agent agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Buyer shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”).
(b)    Sellers and Buyer hereby agree:
(i)to provide the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and
(ii)to provide the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.
(c) Each party hereto agrees to retain this Agreement for not less than four (4) years from the end of the calendar year in which the Closing occurs, and to produce it to the Internal Revenue Service upon a valid request therefor. The provisions of this Section 11R shall survive the Closing.
S.    Conveyance by Multiple Deeds. Seller and Buyer acknowledge and agree that since two (2) of the parcels that comprise the Property are worth less than $10,000,000 each, the Property shall be conveyed using multiple deeds (the “Deeds”) and a corresponding Conveyance Tax Certificate for each of the Deeds that reflects an allocation of the Purchase Price mutually agreed upon between the Seller and Buyer.Audit. Seller agrees to assist Buyer, at Buyer's sole cost and expense and upon receipt of a reasonable advance written request therefore, in the preparation of a SEC Regulation S-X Section 3-14 Audit (“S-X 3-14 Audit”) of certain operating revenues and expenses with respect to the Property by the Buyer's auditors (or the auditors of Buyer's parent company) or the Seller's auditors. The Seller agrees, at Buyer's sole cost and expense and upon receipt of a reasonable advance written request therefor, reasonably cooperate with the efforts of Buyer’s auditor in preparing an unaudited, interim statement of certain operating revenues and expenses which will be subject to review by the auditors. Seller further agrees to provide Buyer's auditors (or the auditors of Buyer's parent company) with reasonable access during ordinary business hours to Seller’s books and records relating to the Property as otherwise reasonably required to complete any such S-X 3-14 Audit. Buyer shall reimburse Seller any out-of-pocket costs incurred by Seller in connection with its obligations under this provision. The obligation of Seller to provide such access shall survive the Closing for a period of twelve (12) months. Nothing contained in materials made available to Buyer or otherwise disclosed by Seller pursuant to the S-X 3-14 Audit process shall expand the scope of Seller's representations and warranties in this Agreement.
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SIGNATURES APPEAR ON THE FOLLOWING PAGE]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:
W-ADP MAUI VII, L.L.C.,
a Delaware limited liability company
By:    W-ADP Holdings VII, L.L.C.,
a Delaware limited liability company,
its Sole Member
By:    W-ADP Investors VII, L.L.C.,
a Delaware limited liability company,
its Member
By:    Walton Acquisition REOC Holdings VII, L.L.C.,
a Delaware limited liability company,
its Sole Member
By:    Walton Street Real Estate Fund VII-Q, L.P.,
a Delaware limited partnership,
its Managing Member

By:	Walton Street Managers VII, L.P., a Delaware limited partnership, its General Partner

By:	WSC Managers VII, Inc., a Delaware corporation, its General Partner

By:	/s/ Bobby Schwindt
Name:	Bobby Schwindt
Title:	Vice President

BUYER:
LIPT EAST KAAHUMANU AVENUE, LLC, a Delaware limited liability company

By:	/s/ Gregory A. Falk
Name:	Gregory A Falk
Title:	Vice President

[LIPT East Kaahumanu Avenue, LLC Signature Page to Purchase Agreement]

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